Exhibit 10.6

CREDIT AGREEMENT

Dated as of August 20, 2004

among

CORE-MARK HOLDING COMPANY, INC.,

CORE-MARK HOLDINGS I, INC.

CORE-MARK HOLDINGS II, INC.

CORE-MARK HOLDINGS III, INC.

CORE-MARK INTERNATIONAL, INC.,

CORE-MARK MIDCONTINENT, INC.,

CORE-MARK INTERRELATED COMPANIES, INC.,

HEAD DISTRIBUTING COMPANY, and

MINTER-WEISMAN CO.,

as Borrowers,

THE LENDERS SIGNATORY HERETO FROM TIME TO TIME

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender,

CONGRESS FINANCIAL CORPORATION (WESTERN),

as Co-Syndication Agent and Lender,

JPMORGAN CHASE BANK.,

as Co-Syndication Agent and Lender,

BANK OF AMERICA, N.A.,

as Co-Documentation Agent and Lender,

WELLS FARGO FOOTHILL, LLC,

as Co-Documentation Agent and Lender,

and

GE CANADA FINANCE HOLDING COMPANY,

as Canadian Lender, with

GECC CAPITAL MARKETS GROUP, INC.,

as Lead Arranger

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections - Reporting
Annex F (Section 4.1(b))	-	Collateral Reports
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A Commitments definition)	-	Commitments as of Closing Date
Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of Revolving Note
Exhibit 1.1(b)(i)	-	Form of Notice of First Funded Revolving Credit Advance
Exhibit 1.1(b)(ii)	-	Form of First Funded Revolving Note
Exhibit 1.1(c)(ii)	-	Form of Swing Line Note
Exhibit 1.1(d)(i)	-	Form of Notice of Canadian Advance
Exhibit 1.1(d)(ii)	-	Form of Canadian Note
Exhibit 1.5(e)(i)	-	Form of Notice of Conversion/Continuation-LIBOR
Exhibit 1.5(e)(ii)	-	Form of Notice of Conversion/Continuation-BA Rate
Exhibit 4.1(b)	-	Form of Borrowing Base Certificate
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit A	-	Application for Standby Letter of Credit
Exhibit B	-	Material Contracts
Exhibit C	-	Petty Cash Accounts
Exhibit D	-	Assets of the Post Confirmation Trust
Exhibit E	-	Assets of the Reclamation Creditors’ Trust
Exhibit F	-	Existing Letters of Credit
Schedule 1.1	-	Agent’s and Canadian Lender’s Representatives
Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters

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Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.21	-	Bonding; Licenses
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.2	-	Existing Investments
Disclosure Schedule 6.3	-	Existing Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.7	-	Existing Liens

-vii-

This CREDIT AGREEMENT (this “Agreement”), dated as of August 20, 2004, is by and among (a) CORE-MARK HOLDING COMPANY, INC., a Delaware corporation (“Holdings”), CORE-MARK HOLDINGS I, INC., a Delaware corporation, CORE-MARK HOLDINGS II, INC., a Delaware corporation, CORE-MARK HOLDINGS III, INC., a Delaware corporation, CORE-MARK INTERNATIONAL, INC., a Delaware corporation, CORE-MARK MIDCONTINENT, INC., an Arkansas corporation, CORE-MARK INTERRELATED COMPANIES, INC., a California corporation, HEAD DISTRIBUTING COMPANY, a Georgia corporation, and MINTER-WEISMAN CO., a Minnesota corporation (collectively, the “Borrowers” and each individually, a “Borrower”); (b) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as administrative agent for Lenders; (c) CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation, for itself, as Lender, and as co-syndication agent for Lenders, (d) JPMORGAN CHASE BANK, a New York banking corporation, for itself, as Lender, and as co-syndication agent for Lenders, (e) BANK OF AMERICA, N.A., a national banking association, for itself, as Lender, and as co-documentation agent, (f) WELLS FARGO FOOTHILL, LLC, a California limited liability company, for itself, as Lender, and as co-documentation agent, (g) the other Lenders signatory hereto from time to time; and (h) GE CANADA FINANCE HOLDING COMPANY, as Canadian Lender.

RECITALS

WHEREAS, on April 1, 2003 (the “Petition Date”), Fleming Companies, Inc. (“Fleming”) and certain of its Subsidiaries (collectively, the “Debtors”) commenced Case No. 03-10945 (MFW), as administratively consolidated (the “Chapter 11 Case”), under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, by order, docketed July 27, 2004, the Bankruptcy Court confirmed that certain Debtors’ and Official Committee of Unsecured Creditors’ Third Amended and Revised Joint Plan of Reorganization of Fleming Companies, Inc. and its Filing Subsidiaries Under Chapter 11 of the United States Bankruptcy Code dated July 16, 2004 (as amended, the “Plan of Reorganization”), in accordance with §1129 of the Bankruptcy Code;

WHEREAS, Lenders are willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein;

WHEREAS, Borrowers have agreed to secure all of their obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a first priority security interest in and lien upon substantially all of their existing and after-acquired personal and real property;

WHEREAS, each Borrower acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the other Borrowers as provided in this Agreement;

WHEREAS, the Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrowers, and to administer each Borrower’s collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to the Borrowers and at the Borrowers’ request and in furtherance of the Borrowers’ mutual and collective enterprise;

WHEREAS, in addition, Borrowers are entering into a Note and Warrant Purchase Agreement in an aggregate principal amount of $60,000,000 among the Borrowers, the purchasers from time to time party thereto, and Wells Fargo Bank, N.A., as LC Issuer (as defined therein) and as agent for LC Issuer and such purchasers (with such amendments, modifications, and supplements entered into from time to time as permitted hereunder, the “Tranche B Loan Facility”) to be entered into concurrently with this Agreement and the Effective Date (as defined below); and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified in this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	AMOUNT AND TERMS OF CREDIT

1.1 Credit Facilities.

(a) Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each Lender agrees to make available to Borrowers, from time to time until the Commitment Termination Date, its Pro Rata Share of advances of the Revolving Loan in Dollars (each, a “Revolving Credit Advance”); provided, however, Borrowers shall not request, and Lenders shall have no obligation to make, any Revolving Credit Advances to Borrowers at any time First Funded Revolver Borrowing Availability exists hereunder. The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 1.1(a); provided that the amount of any Revolving Credit Advance to be made at any time shall not exceed the Revolver Borrowing Availability at such time. The Revolver Borrowing Availability may be reduced by Reserves imposed by Agent in its Permitted Discretion. Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the Borrowers to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 1:00 p.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1:00 p.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier, or by telephone to be confirmed in writing on the same Business Day) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. If Borrowers desire to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e)(i).

(ii) Except as provided in Section 1.12, Borrowers shall execute and deliver to each Lender a note to evidence the Revolving Loan Commitment of that Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Lender, dated or to be dated on or about the date hereof and substantially in the form of Exhibit 1.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the joint and several obligation of the Borrowers to pay the amount of the applicable Lender’s Revolving Loan Commitment or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to the Borrowers together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii) Anything in this Agreement to the contrary notwithstanding, at the request of Borrower Representative, in its discretion Agent may (but shall have absolutely no obligation to) make Revolving Credit Advances to Borrowers on behalf of Lenders in amounts that cause the outstanding balance of the aggregate Revolving Loan to exceed the Revolver

Borrowing Base (less the Swing Line Loan) (any such excess Revolving Credit Advances are herein referred to collectively, together with Protective Overadvances, as “Overadvances”); provided that (A) no such event or occurrence shall cause or constitute a waiver of Agent’s, Swing Line Lender’s or Lenders’ right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default based on Borrowers’ failure to comply with Section 1.3(b)(i) for so long as Agent permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable within one (1) Business Day after demand by Agent. Except as otherwise provided in Section 1.11(b), (w) the aggregate outstanding amount of Overadvances shall not exceed Fifteen Million Dollars ($15,000,000) at any time (it being understood that the aggregate outstanding amount of Protective Overadvances shall not exceed Ten Million Dollars ($10,000,000) at any time), (x) except for Protective Overadvances, any Overadvance shall not remain outstanding for more than sixty (60) days during any single 180-day period, (y) any Overadvance shall not cause the aggregate Revolving Loan to exceed the Revolver Maximum Amount, and (z) the authority of Agent to make Overadvances may be revoked prospectively by a written notice to Agent signed by Requisite Lenders.

(b) First Funded Revolving Loan Facility.

(i) Subject to the terms and conditions hereof, each Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances of the First Funded Revolving Loan in Dollars (each, a “First Funded Revolving Credit Advance”). The Pro Rata Share of the First Funded Revolving Loan of any Lender shall not at any time exceed its separate First Funded Revolving Loan Commitment. The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 1.1(b); provided that the amount of any First Funded Revolving Credit Advance to be made at any time shall not exceed First Funded Revolver Borrowing Availability at such time. Notwithstanding the foregoing, it is acknowledged and agreed that to the extent, as of any date of determination, (x) the aggregate outstanding First Funded Revolving Loan is less than the First Funded Revolver Maximum Amount and (y) Revolver Borrowing Availability exists hereunder, then the First Funded Revolving Loan shall be funded up to the First Funded Revolver Maximum Amount (provided such additional amount advanced shall not exceed the Revolving Borrowing Availability as of such date), with an amount equal to the difference between the First Funded Revolver Maximum Amount and the aggregate outstanding First Funded Revolving Loan being deducted from Revolving Borrowing Availability hereunder. First Funded Revolver Borrowing Availability may be reduced by Reserves imposed by Agent in its Permitted Discretion. Each First Funded Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the Borrowers to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 1:00 p.m. (New York time) on the Business Day of the proposed First Funded Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1:00 p.m. (New York time) on the date which is three (3) Business Days prior to the proposed First Funded Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of First Funded Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier, or by telephone to be confirmed in writing on the same Business Day) substantially in the form of Exhibit 1.1(b)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. If Borrowers desire to have the First Funded Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e)(i).

(ii) Except as provided in Section 1.12, Borrowers shall execute and deliver to each Lender a note to evidence the First Funded Revolving Loan Commitment of that Lender. Each note shall be in the principal amount of the First Funded Revolving Loan Commitment of the applicable Lender, dated or to be dated on or about the date hereof and substantially in the form of Exhibit 1.1(b)(ii) (each a “First Funded Revolving Note” and, collectively, the “First Funded Revolving Notes”). Each First Funded Revolving Note shall represent the joint and several obligation of the Borrowers to pay the amount of the applicable Lender’s First Funded Revolving Loan Commitment or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all First Funded Revolving Credit Advances to the Borrowers together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate First Funded Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(c) Swing Line Facility.

(i) Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its reasonable discretion, make available from time to time until the Commitment Termination Date advances in Dollars (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 1.1(c) shall not relieve Lenders of their obligations to make Advances under Section 1.1(a) or (b); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of the Maximum Amount and (except for Overadvances) the sum of the Revolver Borrowing Base and the First Funded Revolver Borrowing Base, in each case, less the outstanding balance of the Loans at such time (“Swing Line Availability”). Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance or Notice of First Funded Revolving Credit Advance, as the case may be, delivered to Agent by Borrower Representative on behalf of Borrowers in accordance with Section 1.1(a) or (b). Any such notice must be given no later than 1:00 p.m. (New York time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 2.2, be entitled to fund that Swing Line Advance, and to have each Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrowers shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

(ii) Borrowers shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated or to be dated on or about the date hereof and substantially in the form of Exhibit 1.1(c)(ii) (the “Swing Line Note”). The Swing Line Note shall represent the joint and several obligation of Borrowers to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrowers together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(iii) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, or more frequently upon the request of the Borrower Representative, shall, on behalf of Borrowers (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf), request each Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrowers (which shall be an Index Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of the Borrowers’

Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given, it being understood that Borrowers may repay such Swing Line Loan with the proceeds of a First Funded Revolving Credit Advance or, if the First Funded Revolving Loan is fully funded at such time, a Revolving Credit Advance, provided that the conditions set forth in Section 2.2 and, with respect to requested LIBOR Loans or BA Rate Loans, Section 1.5(e), are satisfied. Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred and is continuing (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance are then satisfied, each Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of the Borrowers.

(iv) If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred and is continuing, then, subject to the provisions of Section 1.1(c)(v) below, each Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the Borrowers, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan to Borrowers in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each Lender’s obligation to make Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(c)(iii) or 1.1(c)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(d) Canadian Advances.

(i) Subject to the terms and conditions hereof, Canadian Lender agrees to make available to Borrowers, from time to time until the Commitment Termination Date, advances of the First Funded Revolving Loan or the Revolving Loan in Canadian dollars (each, a “Canadian Advance”); provided, however, Borrowers shall not request, and Canadian Lender shall have no obligation to make, any Canadian Advances under the Revolving Loan to Borrowers at any time First Funded Revolver Borrowing Availability exists hereunder. The Pro Rata Share of the First Funded Revolving Loan or the Revolving Loan of any Lender shall not at any time exceed its separate First Funded Revolving Loan Commitment or Revolving Loan Commitment, as the case may be. The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 1.1(d); provided that the amount of any Canadian Advance to be made at any time shall not exceed First Funded Revolver Borrowing Availability or Revolver Borrowing Availability (as the case may be) at such time; and provided, further, the aggregate outstanding amount of Canadian Advances shall not exceed the Canadian Sublimit at any time. Each Canadian Advance shall be made on notice by Borrower Representative on behalf of the Borrowers to one of the representatives of Canadian Lender identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than 1:00 p.m. (New York time) on the Business Day of the proposed Canadian Advance. Each such notice (a “Notice of Canadian Advance”) must be given in writing (by telecopy or overnight courier, or by telephone to be confirmed in writing on the same Business Day) substantially in the form of Exhibit 1.1(d)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Canadian Lender. If Borrowers desire to have a Canadian Advance advanced as a BA Rate Loan, it must comply with Section 1.5(e)(ii).

(ii) Borrowers shall execute and deliver to Canadian Lender a note to evidence the Canadian Sublimit. The note shall be in the principal amount of the Canadian Sublimit, dated or to be dated on or about the date hereof and substantially in the form of Exhibit 1.1(d)(ii) (the “Canadian Note”). The Canadian Note shall represent the joint and several obligation of the Borrowers to pay the amount of the Canadian Sublimit or, if less, the aggregate unpaid principal amount of all Canadian Advances to the Borrowers together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Canadian Advances and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(e) Reliance on Notices; Appointment of Borrower Representative. Each of Agent and Canadian Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of First Funded Revolving Credit Advance, Notice of Canadian Advance, Notice of Conversion/Continuation-LIBOR, Notice of Conversion/Continuation-BA Rate or similar notice believed by Agent or Canadian Lender (as the case may be) to be genuine. Each of Agent and Canadian Lender may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent and Canadian Lender has actual knowledge to the contrary. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances, Notices of First Funded Revolving Credit Advances, Notices of Canadian Advances, Notices of

Conversion/Continuation-LIBOR and Notices of Conversion/Continuation-BA Rate, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent, Canadian Lender and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Each Borrower appoints Borrower Representative as such Borrower’s agent for service of process.

1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of Borrowers, shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrowers.

1.3 Prepayments.

(a) Voluntary Prepayments; Reductions in Revolving Loan Commitments. Borrowers may at any time on at least five (5) Business Days’ prior written notice by Borrower Representative to Agent and Canadian Lender (i) prepay the Revolving Credit Advances and Canadian Advances, as applicable, and, if no Revolving Credit Advances are then outstanding, the First Funded Revolving Credit Advances, and (ii) permanently reduce (but not terminate) the Revolving Loan Commitment; provided that (A) any such reductions shall be in a minimum amount of $3,000,000 and integral multiples of $250,000 in excess of such amount, (B) the Revolving Loan Commitment shall not be reduced to an amount less than $100,000,000, and (C) after giving effect to such reductions, Borrowers shall comply with Section 1.3(b)(i). In addition, Borrowers may at any time on at least ten (10) days’ prior written notice by Borrower Representative to Agent and Canadian Lender terminate the First Funded Revolving Loan Commitment and the Revolving Loan Commitment; provided that upon such termination, all Loans and other non-contingent Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any voluntary prepayment and any reduction of the Revolving Loan Commitment or termination of the First Funded Revolving Loan Commitment and the Revolving Loan Commitment must be accompanied by the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction of the Revolving Loan Commitment or termination of the First Funded Revolving Loan Commitment and Revolving Loan Commitment, as the case may be, Borrowers’ right to request First Funded Revolving Credit Advances, Revolving Credit Advances and/or Canadian Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied.

(b) Mandatory Prepayments.

(i) If at any time the aggregate sum of the outstanding balances of the Revolving Loan and the Swing Line Loan exceed the lesser of (A) the Revolver Maximum Amount and (B) the Revolver Borrowing Base, Borrowers shall, within one (1) Business Day after demand by Agent, repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid in accordance with Section 1.1(a)(iii).

(ii) If at any time the outstanding balance of the First Funded Revolving Loan exceeds the lesser of (A) the First Funded Revolver Maximum Amount and (B) the First Funded Revolver Borrowing Base, Borrowers shall, within one (1) Business Day after demand by Agent, repay the aggregate outstanding First Funded Revolving Credit Advances to the extent required to eliminate such excess. Notwithstanding the foregoing, any prepayment made pursuant to this Section 1.3(b)(ii) shall be paid only after any and all mandatory prepayments required by Section 1.3(b)(i) have been paid.

(iii) If at any time the outstanding balance of the Canadian Advances exceeds the Canadian Sublimit, Borrowers shall, within one (1) Business Day after demand by Canadian Lender, repay the aggregate outstanding Canadian Advances to the extent required to eliminate such excess.

(c) Application of Prepayments from Insurance and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(b) or (c) and the Mortgage(s), respectively, shall be applied: first, to the Swing Line Loans; second, to the Revolving Credit Advances or, to the extent made under the Revolving Loan, Canadian Advances, as applicable; and last, to the First Funded Revolving Credit Advances or, to the extent made under the First Funded Revolving Loan, Canadian Advances, as applicable. None of the Revolving Loan Commitment, the Swing Line Commitment or the First Funded Revolving Loan Commitment shall be permanently reduced by the amount of any such prepayments. For the avoidance of doubt, to the extent mandatory prepayments are required to be applied under this clause (c) to Revolving Credit Advances and Canadian Advances owing to both the Agent and the Canadian Lender, respectively, in accordance with the above-referenced priorities, such prepayments shall be applied pro rata in accordance with the relative amounts of such Advances then due and owing to such Person.

(d) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4 Use of Proceeds. Borrowers shall utilize the proceeds of the Loans solely for (a) the Refinancing, (b) the financing of Borrowers’ ordinary working capital and general corporate needs, but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14, (c) funding the Trusts to the extent required pursuant to the Plan of Reorganization, and (d) for certain other pre-petition and post-petition obligations which are provided for in the Plan of Reorganization. Disclosure Schedule (1.4) contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5 Interest and Applicable Margins.

(a) Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender or Canadian Lender (as applicable), in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; (ii) with respect to the First Funded Revolving Credit Advances, the Index Rate plus the Applicable First Funded Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable First Funded Revolver LIBOR Margin per annum; (iii) with respect to the Canadian Advances, the Index Rate plus the Applicable First Funded Revolver Index Margin or the Applicable Revolver Index Margin per annum (as applicable) or, at the election of Borrower Representative, the applicable BA Rate plus the Applicable First Funded Revolver BA Margin or Applicable Revolver BA Margin per annum (as applicable); and (iv) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

The Applicable Margins with respect to the First Funded Revolving Loan and the Unused Line Fee are as follows:

Applicable First Funded Revolver Index Margin	2.75%

Applicable First Funded Revolver LIBOR Margin	4.00%

Applicable First Funded Revolver BA Margin	4.00%

Applicable Unused Line Fee Margin	0.50%

The Applicable Margins with respect to the Revolving Credit Loans and Letters of Credit shall be adjusted by reference to the following grid:

If aggregate outstanding amount of the Revolving Credit Loans and Letters of Credit is:	Level of Applicable Margins:
< 33 1/3 % of the lesser of (i) the Revolver Maximum Amount and (ii) the Revolver Borrowing Base	Level I

If aggregate outstanding amount of the Revolving Credit Loans and Letters of Credit is:	Level of Applicable Margins:
> 33 1/3 % but < 66 2/3 % of the lesser of (i) the Revolver Maximum Amount and (ii) the Revolver Borrowing Base	Level II

> 66 2/3 % of the lesser of (i) the Revolver Maximum Amount and (ii) the Revolver Borrowing Base	Level III

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	1.00%	1.25%	1.50%
Applicable Revolver LIBOR Margin	2.25%	2.50%	2.75%
Applicable Revolver BA Margin	2.25%	2.50%	2.75%
Applicable L/C Margin	2.25%	2.50%	2.75%

All adjustments in the Applicable Margins with respect to the Revolving Credit Loans and Letters of Credit shall be implemented on a prospective basis, based on the average daily aggregate outstanding amount of the Revolving Credit Loans and Letters of Credit for the month most recently ended, as determined by Agent on or prior to the fifth (5th) Business Day of each calendar month, with any such adjustments taking effect on the first day of the immediately succeeding calendar month.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year (other than interest on Index Rate Loans, which shall be made on the basis of a 365/366-day year), in each case for the actual number of days occurring in the period for which such interest and Fees are payable. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Sections 8.1(a), (h) or (i), or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Supermajority Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default under Sections 8.1(a), (h) or (i) or election of Agent (or written request of Requisite Lenders) until that Event of Default is cured or waived and shall be payable upon demand.

(e) (i) Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (A) request that any Revolving Credit Advance or First Funded Revolving Credit Advance be made as a LIBOR Loan, (B) convert at any time all or any part of outstanding Loans (other than a Swing Line Loan) from Index Rate Loans to LIBOR Loans, (C) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (D) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $2,500,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier (or by telephone to be confirmed in writing on the same Business Day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation-LIBOR”) in the form of Exhibit 1.5(e)(i)

(ii) Subject to the conditions precedent set forth in Section 2.2, Borrower Representative shall have the option to (A) request that any Canadian Advance be made as a BA Rate Loan, (B) convert at any time all or any part of the outstanding Canadian Advances (other than the Swing Loan) from Index Rate Loans to BA Rate Loans, (C) convert any BA Rate Loan to an Index Rate Loan, subject to payment of BA Rate breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the BA Period applicable thereto, or (D) continue any BA Rate Loan as a BA Rate Loan upon the expiration of the applicable BA Period and the succeeding BA Period of that continued BA Rate Loan shall commence on the first day after the last day of the BA Period of the BA Rate Loan to be continued; provided, however, that no Loan, or any part thereof, shall be made as, converted to, or continued at the expiration of the BA Period therefor as a BA Rate Loan if any Default or

Event of Default has occurred and is continuing. Any Canadian Advance or group of Canadian Advances having the same proposed BA Period to be made or continued as, or converted into, a BA Rate Loan must be in a minimum amount of $2,500,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 1:00 pm (New York time) on the third Business Day prior to (1) the date of any proposed Canadian Advance which is to bear interest at the BA Rate, (2) the end of each BA Period with respect to any BA Rate Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Canadian Advance to a BA Rate Loan for a BA Period designated by Borrower in such election. If no election is received with respect to a BA Rate Loan by 1:00 p.m. (New York time) on the second Business Day prior to the end of the BA Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that BA Rate Loan shall be converted to an Index Rate Loan at the end of its BA Period. Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier (or by telephone to be confirmed in writing on the same Business Day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation-BA Rate”) in the form of Exhibit 1.5(e)(ii).

(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6 Eligible Accounts. All of the Accounts owned by Borrowers and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion after the Closing Date; provided that, no Reserves in effect on the Closing Date (other than the AMI Reserve (as defined in the initial Borrowing Base Certificate delivered to Agent on the Closing Date)) shall be eliminated or modified so as to make more credit available following the Closing Date without the approval of the Supermajority Lenders (it being understood that Agent shall have the right to eliminate or modify the AMI Reserve in its Permitted Discretion). In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its Permitted Discretion, reflecting changes in the collectibility or realization values of such Accounts arising or discovered by Agent after the Closing Date subject to the approval of Supermajority Lenders in the case of changes, adjustments or new criteria which have the effect of making more credit available; provided that the approval of the Supermajority Lenders shall not be required in the case of adjustments or new criteria which have the effect of making more credit available which have been implemented following Agent’s imposition of adjustments or new criteria which have had the effect of making less credit available in a like amount. Eligible Accounts shall not include any Account of any Borrower:

(a) that arises from a sale to any director, officer or other employee or Affiliate of any Borrower, or any entity that has any common officer or director with any Borrower, except to the extent any such Account arises from an arm’s length sale to any such Person other than an officer or employee (the Borrowers hereby represent to Agent and Lenders that no Borrower has actual knowledge of the existence of any such Accounts arising from arm’s length sales to such Persons unless otherwise disclosed on the Borrowing Base Certificate most recently delivered to Agent pursuant to Annex F to the Agreement);

(b) that has not been paid within sixty (60) days following its due date;

(c) to the extent any credit balance of such Account is outstanding greater than sixty (60) days following such Account’s due date;

(d) that arose from the sale of goods to a vendor or other factory representative, but only to the extent of the amount of the account payable to such vendor or representative (it being understood that the amount excluded from the Borrowing Base pursuant to this clause (d) shall not exceed the amount of the Account);

(e) that is the obligation of an Account Debtor that is (i) the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof, (ii) the Canadian federal government or any department, agency or instrumentality thereof, or (iii) a Canadian provincial, territorial or municipal government, unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, the Financial Administration Act (Canada) or any applicable state, county or municipal law restricting assignment thereof;

(f) that is in default as a result of the occurrence of any of the following:

(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(g) to the extent that any defense, counterclaim, setoff or dispute is asserted in writing or otherwise known by such Borrower as to such Account;

(h) that arises with respect to goods that are delivered on a cash-on-delivery or cash-and-carry basis;

(i) to the extent such Account constitutes a “charge back”, re-bill or similar adjustment for unauthorized deductions made by the Account Debtor;

(j) that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in Section 1.6(b);

(k) that constitutes unapplied cash;

(l) to the extent that such Account is subject to customer rebates in the ordinary course of business consistent with past practices, but only to the extent of the amount of such customer rebates (it being understood that the amount excluded from the Borrowing Base pursuant to this clause (l) shall not exceed the amount of the Account);

(m) that constitutes a customer deposit or other payment in advance for goods or services not yet delivered or provided, as the case may be;

(n) Accounts of any Borrower subject to an unreconciled variance between such Borrower’s general ledger and accounts receivable aging;

(o) to the extent such Account is pre-billed by any Borrower in excess of one (1) day;

(p) that does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;

(q) (i) upon which such Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(r) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(s) with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(t) that (i) is not owned by such Borrower or (ii) is subject to any Lien of any other Person, other than (A) Liens in favor of Agent, on behalf of itself and Lenders, (B) encumbrances described in clause (a) of the definition of Permitted Encumbrances and (C) the second priority Liens (junior to the Liens in favor of the Agent) securing Subordinated Debt evidenced by the Subordinated Debt Documents and, in the case of the Liens securing the Tranche B Loan Facility, subject to the Intercreditor Agreement;

(u) that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

(v) to the extent such Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(w) as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien;

(x) as to which any of the representations or warranties in the Loan Documents applicable to Accounts are untrue;

(y) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(z) that arises with respect to goods that are delivered on a bill-and-hold basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(aa) to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates, as of any date of determination exceed fifteen percent (15%) of all Eligible Accounts or, solely with respect to Accounts that are owing by any Account Debtor and its Affiliates which have a rating of BBB- or higher from S&P (or an equivalent rating from an equivalent Canadian rating agency, as determined by the Agent in its reasonable discretion), twenty percent (20%) of all Eligible Accounts; or

(bb) that is payable in any currency other than Dollars or Canadian dollars.

1.7 Eligible Inventory. All of the Inventory owned by Borrowers and reflected in the most recent Borrowing Base Certificate delivered by Borrower Representative to Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion; provided that, no Reserves in effect on the Closing Date (other than the AMI Reserve (as defined in the initial Borrowing Base Certificate delivered to Agent on the Closing Date)) shall be eliminated or modified so as to make more credit available following the Closing Date without the approval of the Supermajority Lenders (it being understood that Agent shall have the right to eliminate or modify the AMI Reserve in its Permitted Discretion). In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth below and to establish new criteria and to adjust advance rates with respect to Eligible Inventory, in its Permitted Discretion reflecting changes in the salability or realization values of Inventory arising or discovered by Agent after the Closing Date, subject to the approval of the Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available; provided that the approval of the Supermajority Lenders shall not be required in the case of adjustments or new criteria which have the effect of making more credit available which have been implemented following Agent’s imposition of adjustments or new criteria which have had the effect of making less credit available in a like or greater amount. Eligible Inventory shall not include:

(a) seventy-five (75%) of Inventory of any Borrower that consists of goods which have been returned by the applicable buyer, which constitutes “dry room” inventory;

(b) Inventory of any Borrower that consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory, equipment or replacement parts;

(c) the amount of Inventory equal to the monthly “shrink” which the Borrowers accrue for;

(d) (i) fifty percent (50%) of non-cigarette Inventory on hand over 180 days but less than 360 days; (ii) one hundred percent (100%) of non-cigarette Inventory on hand over 360 days; or (iii) twenty-five percent (25%) of cigarette Inventory on hand over 180 days;

(e) Inventory of any Borrower which constitutes U.S. cigarette tax stamps of a jurisdiction in which such Borrower has a cigarette tax liability greater than the amount of a surety bond or other similar arrangement backing such liability, provided that such Inventory shall be ineligible under this clause (e) only to the extent of any such shortfall;

(f) fifty percent (50%) of Inventory consisting of novelty items;

(g) seventy-five percent (75%) of the portion of Inventory of any Borrower that represents the difference between the standard cost and discounted purchase price of such Inventory due to discounts, rebates, allowances and manufacturer incentives;

(h) $500,000 of Perishable Inventory (it being understood that such amount represents Borrowers’ good faith estimate of the Borrowers’ Perishable Inventory as of the Closing Date and Borrowers make no representations or warranties as to the actual amount of such Perishable Inventory, and neither Agent nor Lenders shall have any obligation to advance on Perishable Inventory following the Closing Date);

(i) Inventory of any Borrower subject to an unreconciled variance between such Borrower’s general ledger and perpetual records;

(j) the amount of Inventory of any Borrower that represents a price adjustment related to cigarette price increases due to discontinuation of vendor rebate or discount programs;

(k) any portion of Inventory of any Borrower, the value of which is attributable to intercompany profits among the Borrowers and their Subsidiaries;

(l) the amount of Inventory of any Borrower which represents an unreconciled variance between the book accounts and the physical Inventory counts conducted by the Agent or its representatives in accordance with this Agreement;

(m) Inventory of any Borrower that is placed on consignment or is in transit; provided that Inventory in an amount not to exceed $500,000 (or such greater amount which may be consented by Agent in its sole discretion) which is in transit between Borrowers or divisions of Borrowers shall constitute Eligible Inventory;

(n) Inventory of any Borrower that is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond (unless collateralized in a manner reasonably satisfactory to Agent) to assure such Borrower’s performance with respect to that Inventory), except (i) the Liens in favor of Agent, on behalf of itself and Lenders, (ii) Permitted Encumbrances in favor of landlords and bailees to the extent permitted in Section 5.9 hereof (subject to Reserves established by Agent in accordance with Section 5.9 hereof), (iii) encumbrances described in clause (a) of the definition of Permitted Encumbrances, (iv) encumbrances described in clause (e) of the definition of Permitted Encumbrances (subject to Reserves established by Agent in its Permitted Discretion) and (v) the second priority Liens (junior to the Liens in favor of the Agent) securing Subordinated Debt evidenced by the Subordinated Debt Documents and, in the case of Liens securing the Tranche B Loan Facility, subject to the Intercreditor Agreement;

(o) Inventory of any Borrower that (i) is not located on premises owned, leased or rented by such Borrower and set forth in Disclosure Schedule (3.2), or (ii) is stored at a leased location, unless Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory landlord waiver has been delivered to Agent to the extent not otherwise addressed to Agent’s reasonable satisfaction in the Confirmation Order or the Confirmation Recognition Order, as applicable, or (y) Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent to the extent not otherwise addressed to Agent’s reasonable satisfaction in the Confirmation Order or the Confirmation Recognition Order, as applicable, and Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent to the extent not otherwise addressed to Agent’s reasonable satisfaction in the Confirmation Order or the Confirmation Recognition Order, as applicable, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000 (unless otherwise consented to by Agent in its sole discretion);

(p) Inventory of any Borrower that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders and the second priority Liens (junior to the Liens in favor of the Agent) securing Subordinated Debt evidenced by the Subordinated Debt Documents and, in the case of the Tranche B Loan Facility, subject to the Intercreditor Agreement;

(q) Inventory of any Borrower that is obsolete, slow moving (in excess of one year’s supply), unsalable, shopworn, seconds, damaged or unfit for sale;

(r) Inventory of any Borrower that breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(s) Inventory of any Borrower that consists of any costs associated with “freight-in” charges;

(t) Inventory of any Borrower that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(u) Inventory of any Borrower that is not covered by casualty insurance reasonably acceptable to Agent;

(v) Inventory of any Borrower that is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Agent; or

(w) Inventory of any Borrower that is subject to any derivative or forward contract that can be terminated based upon the bankruptcy filing of any Borrower.

1.8 Cash Management Systems. On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9 Fees.

(a) Borrowers shall pay to GE Capital the Fees specified in the Commitment Letter at the times specified for payment therein.

(b) As additional compensation for the Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360-day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Loans and Letter of Credit Obligations outstanding during the period for which such Fee is due.

(c) Borrowers shall pay to Agent, for the ratable benefit of Lenders, the Letter of Credit Fee as provided in Annex B.

(d) When and as Canadian Lender collects interest on the Canadian Advances prior to the Put Date, Canadian Lender shall receive all of such interest for its account. However, Canadian Lender shall promptly pay to each Lender an amount calculated as such Lender’s notional Pro Rata Share of the Applicable Margins minus 0.50%, as a fee for the put rights set forth in Section 1.21 (the “Put Fee”). If Borrowers pay less than all of the interest then due and owing by it for any period, then the Canadian Lender’s obligations to pay the Put Fee shall be reduced by the amount of the interest shortfall.

1.10 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars or, with respect to payments relating to the Canadian Advances, in Canadian dollars, to the US Collection Account or Canadian Collection Account, as applicable. For purposes of computing interest and Fees and determining Revolver Borrowing Availability and/or First Funded Revolver Borrowing Availability as of any date, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the US Collection Account or Canadian Collection Account, as applicable, prior to 2:00 p.m. (New York time). Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11 Application and Allocation of Payments.

(a) So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds from the Cash Management System described on Annex C shall be applied, first, to the Swing Line Loan, second, to the Revolving Loan (or Canadian Advances, if applicable), and last, to the First Funded Revolving Loan (or Canadian Advances, if applicable); (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 1.3(c); provided that all payments made from amounts received from the Canadian Cash Management System described on Annex C shall be applied first, against any outstanding Canadian Advances and then, to the other Obligations; and provided, further, that any such payments of non-Canadian Advances from amounts received from the Canadian Cash Management System described on Annex C shall be made in Dollars. All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share, or to the Canadian Lender in the case of Canadian Advances (prior to the Put Date). As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s and Canadian Lender’s expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the Revolving Loan; (5) to principal payments on the Revolving Loan (or Canadian Advances, if applicable) and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the Revolving Loan (or Canadian Advances, if applicable) and outstanding Letter of Credit Obligations; (6) to interest on the First Funded Revolving Loan (or Canadian Advances, if applicable); (7) to principal payments on the First Funded Revolving Loan (or Canadian Advances, if applicable); and (8) to all other Obligations, including expenses of

Lenders to the extent reimbursable under Section 11.3; provided that all payments made from amounts received from the Canadian Cash Management System described on Annex C shall be applied first, against any outstanding Canadian Advances and then, to the other Obligations; and provided, further, that any such payments of non-Canadian Advances from amounts received from the Canadian Cash Management System described on Annex C shall be made in Dollars. For the avoidance of doubt, to the extent payments are to be applied in accordance with the preceding sentence to amounts owing to the Agent and the Canadian Lender (whether in the case of Fees, expenses, interest, principal or otherwise) in accordance with the priorities referenced in such sentence, such payments shall be applied pro rata in accordance with the relative amounts then due and owing to such Person.

(b) Agent is authorized to, and at its sole election may, charge to the First Funded Revolving Loan balance or, if the First Funded Revolving Loan is fully funded at such time, the Revolving Loan balance, on behalf of Borrowers and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed the First Funded Revolver Borrowing Availability or Revolver Borrowing Availability, as the case may be, at such time. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the First Funded Revolving Loan or Revolving Loan, as the case may be, hereunder.

1.12 Loan Account and Accounting. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13 Indemnity.

(a) Each Borrower that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Canadian Lender, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Borrower shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence, bad faith or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b) To induce Lenders to provide the LIBOR Rate and the BA Rate option on the terms provided herein, if (i) any LIBOR Loans or BA Rate Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period or BA Period, as the case may be (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrowers shall default in payment when due of the principal amount of or interest on any LIBOR Loan or BA Rate Loan; (iii) Borrowers shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans or BA Rate Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) Borrowers shall fail to make any prepayment of a LIBOR Loan or BA Rate Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan or BA Rate Loan through the purchase of a deposit bearing interest at the LIBOR Rate or BA Rate, as the case may be, in an amount equal to the amount of that LIBOR Loan or BA Rate Loan and having a maturity comparable to the relevant LIBOR Period or BA Period, as the case may be; provided, that each Lender may fund each of its LIBOR Loans or BA Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in reasonable detail.

1.14 Access. Each Borrower shall, during normal business hours, from time to time upon three (3) Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents reasonable access to its properties, facilities, advisors, officers and employees of each Borrower and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Borrower’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Borrower. If an Event of Default has occurred and is continuing, each such Borrower shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent and each Lender with reasonable access to their suppliers and customers. Each Borrower shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Borrower shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Borrower. Agent will give Lenders at least five (5) Business Days’ prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.

1.15 Taxes.

(a) Any and all payments by Borrowers hereunder (including any payments made pursuant to Section 12) or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Each Borrower shall jointly and severally indemnify and, within ten (10) days of demand therefore (which demand shall describe in reasonable detail the amount and nature of such Taxes), pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15 and including any Taxes imposed by any jurisdiction on the Put Fee) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative, Agent and Canadian Lender a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative, Agent and Canadian Lender prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender. Notwithstanding any other provision of this Section 1.15, Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 1.15 to the extent that the obligation to pay such additional amount would not have arisen but for the failure of such Lender to comply with the terms of this paragraph (c).

1.16 Capital Adequacy; Increased Costs; Illegality.

(a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall be presumptive evidence of the matters set forth therein.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrowers shall from time to time, upon written demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d) Within thirty (30) days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers’ rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17 Single Loan. All Loans to Borrowers and all of the other Obligations of Borrowers arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrowers secured, until the Termination Date, by all of the Collateral.

1.18 Conversion to Dollars. All valuations or computations of monetary amounts set forth in this Agreement shall include the Dollar Equivalent of such amounts. In connection with all Dollar amounts and Canadian dollar amounts set forth in this Agreement, calculations and valuations of Canadian dollars shall be converted to Dollars in accordance with prevailing exchange rates, as determined by Agent in its reasonable discretion, on the applicable date.

1.19 Judgment Currency; Contractual Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 1.19 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 1.19 being hereinafter referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 1.19(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrower shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Borrower under this Section 1.19(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 1.19 means the rate of exchange at which Agent would, on the relevant date at or about noon (New York City time), be able to sell the Obligation Currency against the Judgment Currency to prime banks.

(d) Any amount received or recovered by Agent or Canadian Lender in respect of any sum expressed to be due to them (whether for itself or as trustee for any other person) from any Borrower under this Agreement or under any of the other Loan Documents in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Borrower or otherwise) shall only constitute a discharge of such Borrower to the extent of the amount of the contractual currency that Agent or Canadian Lender is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower shall indemnify Agent and Canadian Lender against any loss sustained by it as a result, including the cost of making any such purchase other than losses resulting from the gross negligence or willful misconduct of the Person seeking such indemnification.

1.20 Allocation of Fees and Expenses and Computations. Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder; provided that:

(a) unless expressly provided elsewhere in this Agreement, each repayment of a Loan or a part thereof shall be made in the currency in which such Loan is denominated;

(b) each payment of interest shall be made in the currency in which such principal, or other sum, in respect of which such interest is payable, is denominated;

(c) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

(d) any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

1.21 Canadian Lender’s Put Rights. So long as any Event of Default has occurred and is continuing, Canadian Lender shall have the right, upon written notice (a “Put Notice”) to each other Lender to require each other Lender to, within three (3) Business Days following receipt of a Put Notice, purchase the aggregate outstanding amount of its Pro Rata Share of Canadian Advances from the Canadian Lender by payment of such amount in immediately available funds in Canadian dollars. Each Lender’s duty to purchase the aggregate outstanding amount of such Pro Rata Share of Canadian Advances shall be absolute and unconditional and shall not be affected by any circumstance, including: (a) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Canadian Lender, any Borrower or any other Person for any reason whatsoever; (b) the occurrence of any Default or Event of Default; (c) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (d) any other circumstance, happening or event whatsoever, whether or not similar to the foregoing. If any Lender does not pay to the Canadian Lender the amount of the aggregate outstanding amount of its Pro Rata Share of Canadian Advances within three (3) Business Days after receipt of the Put Notice (the “Put Date”), such amount shall be due and payable on demand and shall bear interest at the Index Rate plus the Applicable Revolver Index Rate Margin or the Applicable First Funded Revolver Index Rate Margin, as applicable, plus a gross-up for any applicable withholding taxes, until paid.

All interest on the Canadian Advances accruing prior to the Put Date shall be received by the Canadian Lender, and the Canadian Lender shall be obligated to pay the Put Fee, in accordance with Section 1.9(d). From and after the Put Date, Borrowers shall pay interest and principal on the Canadian Advances to Canadian Lender for distribution to the Lenders who have purchased their Pro Rata Share of Canadian Advances, and Borrowers shall, absent applicable exemptions, gross up the entire interest payable on the Canadian Advances in accordance with Section 1.15.

2.	CONDITIONS PRECEDENT

2.1 Conditions to the Initial Loans. No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent, or waived in writing by Agent and Requisite Lenders:

(a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, Agent and Lenders (it being understood that documents received by the Agent will be deemed received by the Lenders); and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed copy (with originals thereof to follow to Agent via overnight courier) of a pay-off letter reasonably satisfactory to Agent confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the initial Advances and all Liens upon any of the property of Borrowers or any of their Subsidiaries in favor of Prior Lender shall be terminated immediately upon such payment from the proceeds of the initial Advances; and (ii) all letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized, supported by a guaranty of Agent or supported by a Letter of Credit issued pursuant to Annex B, as mutually agreed upon by Agent, Borrowers and Prior Lender.

(c) Approvals. Agent shall have received (i) satisfactory evidence that the Borrowers have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(d) Minimum Liquidity. Borrowers shall have Minimum Liquidity on the Closing Date, after giving effect to the initial Advances made to each Borrower, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with trade payables being paid as they become due, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales), of at least $25,000,000.

(e) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the Commitment Letter), and shall have reimbursed Agent for all reasonable fees, costs and expenses of closing presented as of the Closing Date and reimbursable hereunder.

(f) Due Diligence. Agent shall have (i) received a copy of Borrowers’ Projections and the Pro Forma, which such Projections and Pro Forma shall be satisfactory to Agent in all respects, (ii) completed a roll forward of its previous Collateral audit and inventory appraisal, with results reasonably satisfactory to Agent, and (iii) completed its business and legal due diligence, with results reasonably satisfactory to Agent.

(g) Consummation of Related Transactions. Each of the Related Transactions Documents shall be in full force and effect in form and substance reasonably satisfactory to Agent. The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

(h) Satisfaction with Plan of Reorganization. The terms of any amendments of, or elections made pursuant to, the Plan of Reorganization shall be reasonably acceptable to Agent and Requisite Lenders.

(i) Confirmation Order. The Plan of Reorganization shall have been confirmed by the final order entered by the Bankruptcy Court, in form and substance reasonably acceptable to Agent (the “Confirmation Order”). The Confirmation Order shall not have been supplemented, modified or stayed by the Bankruptcy Court or any other court having jurisdiction to issue any such stay, and shall have been entered upon proper notice to all parties to be bound by the Reorganization Plan, as may be required by the Bankruptcy Code, the Bankruptcy Rules (including any applicable local bankruptcy rules), order of the Bankruptcy Court, and any applicable local bankruptcy rules. Without limiting the general applicability of the immediately preceding sentence, the Confirmation Order shall specifically provide that (a) the terms and conditions of this Agreement and the other Loan Documents are approved and ratified as being entered into in good faith, providing the most favorable financing terms and being critical to the success and feasibility of the Plan of Reorganization, (b) on or prior to the Effective Date, the Borrowers are authorized to enter into this Agreement and the other Loan Documents and to grant liens and security interests to Agent in substantially all of their assets (except for any assets to be transferred to the Trusts pursuant to the Plan of Reorganization), and such documents, liens and security interests are approved, (c) all fees, costs and expenses paid by Borrowers in connection with the Commitment Letter and this Agreement are ratified and approved, and (d) the Commitment Letter and any or all other Loan Documents signed by the Debtors shall be binding and enforceable against the Borrowers upon and after the Effective Date as if executed and delivered by the Borrowers notwithstanding any provision in the Plan of Reorganization or the Confirmation Order to the contrary. Moreover, the time to appeal the Confirmation Order or to seek review, rehearing, or certiorari with respect to the Confirmation Order must have expired, no appeal or petition for review, rehearing, or certiorari with respect to the Confirmation Order may be pending, and the Confirmation Order must otherwise be a final, non-appealable order in full force and effect.

(j) Confirmation Recognition Order. The Confirmation Recognition Order shall have been entered by the Canadian Court, in form and substance reasonably acceptable to Agent (the “Confirmation Recognition Order”). The Confirmation Recognition Order shall not have been supplemented, modified or stayed by the Canadian Court or any other court having jurisdiction to issue any such stay.

(k) Corporate Structure; Other Indebtedness. Agent shall be satisfied with the corporate structure, capital structure, debt instruments, material contracts, and governing documents of Borrowers and their Subsidiaries, and the tax effects resulting from the credit facility evidenced by this Agreement.

(l) Cash Management. Borrowers shall have established the Cash Management System described in Annex C, reasonably acceptable to Agent.

2.2 Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Borrower contained herein or in any other Loan Document is untrue or incorrect as of such date as reasonably determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or BA Rate Loan (as applicable), or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or BA Rate Loan (as the case may be) or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), (i) the outstanding principal amount of the aggregate First Funded Revolving Loan would exceed the First Funded Revolver Borrowing Availability as of such date of determination, or (ii) the outstanding principal amount of the aggregate Revolving Loan would exceed the Revolver Borrowing Availability as of such date of determination.

The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan or BA Rate Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Borrowers, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Borrowers, each and all of which shall survive the execution and delivery of this Agreement.

3.1 Corporate Existence; Compliance with Law. Each Borrower (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2 Executive Offices, Collateral Locations, FEIN. As of the Closing Date, each Borrower’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Borrower’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2). Other than as set forth in Disclosure Schedule (3.2), none of such locations has changed within the four (4) months preceding the Closing Date and each Borrower has only one state of incorporation or organization. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Borrower.

3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s corporate, limited liability company or limited partnership power, as applicable; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority by which such Person or its assets are bound; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, material lease, material agreement or other material instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with on or prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Borrower and each such Loan Document shall constitute a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally.

3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements of Borrowers that are referred to below and provided to the Agent have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject to adjustments made as required by (i) the Securities and Exchange Commission (“SEC”) in connection with the formal investigation by the SEC into the business practices of Fleming and its Subsidiaries commencing on or about March 11, 2003 (the “SEC Investigation”), and (ii) any restatement of any of the Borrowers’ Financial Statements for any period ended prior to the Closing Date in connection with the SEC Investigation or the audit committee’s internal investigation).

(a) Financial Statements. Copies of the Borrowers’ unaudited consolidated balance sheets at June 30, 2004, and the related statements of income and cash flows, for the portion of the Fiscal Year ended as of the end of such Fiscal Month have been delivered on the date hereof and are attached hereto as Disclosure Schedule (3.4(a)).

(b) Pro Forma. The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrowers giving pro forma effect to the Related Transactions, was based on the projected consolidated balance sheet of Borrowers, as of July 31, 2004.

(c) Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by the Borrowers in light of the past operations of their businesses, but including future payments of known contingent liabilities (it being understood that Holdings’ prospective contingent liabilities to the Reclamation Creditors’ Trust and the Post Confirmation Trust under the applicable Holdings Guaranty are unknown as of the Closing Date and therefore are not reflected in the Projections), and reflect consolidated projections for the Fiscal Year(s) ending on December 31, 2004 through December 31, 2008 on an annual basis for such years. The Projections reflect estimates and assumptions, all of which the Borrowers believe to be reasonable and fair in light of current conditions and current facts known to the Borrowers and, as of the Closing Date, reflect the Borrowers’ good faith and reasonable estimates of the future financial performance of the Borrowers for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

3.5 Material Adverse Effect. Between November 1, 2003 and the Closing Date: (a) no Borrower has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Borrower or has become binding upon any Borrower’s assets and no law or regulation applicable to any Borrower has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Borrower is in default and, to the best of Borrowers’ knowledge, no third party is in default under any material contract, lease or other agreement or instrument to which such Borrower is a party, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since November 1, 2003, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Borrower. As of the Closing Date, except as set forth in Disclosure Schedule (3.6), each Borrower owns good fee simple title to all of its owned Real Estate. Each Borrower owns valid leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been made available to Agent for its review. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Borrower is a lessor, sublessor or assignor as of the Closing Date. Except as set forth in Disclosure Schedule (3.6), each Borrower also has good title to, or valid leasehold interests in or other rights to use, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Borrower are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Borrower that could reasonably be expected to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Disclosure Schedule (3.6) also describes any purchase obligations of any Borrower pertaining to any Real Estate. As of the Closing Date, no portion of any Borrower’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject to Permitted Encumbrances.

3.7 Labor Matters. Except as set forth on Disclosure Schedule 3.7, as of the Closing Date (a) no strikes or other material labor disputes against any Borrower are pending or, to any Borrower’s knowledge, threatened; (b) hours worked by and payment made to employees of each Borrower comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters; (c) all payments due from any Borrower for employee health and welfare insurance have been paid or accrued as a liability on the books of such Borrower as required by GAAP, and such Borrower has withheld all employee withholdings and has made all employee contributions to be withheld and made by it pursuant to applicable law; (d) no Borrower is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Borrower pending or, to any Borrower’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Borrower’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Borrower has made a pending demand for recognition; and (g) there are no material complaints or charges against any Borrower pending or, to the knowledge of any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Borrower of any individual.

3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Borrower has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Borrower (other than Holdings) is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Borrower and Guaranteed Indebtedness of the Borrowers as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

3.9 Government Regulation. No Borrower is subject to regulation as an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in, and pursuant to, the Investment Company Act of 1940. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or, except to the extent such Borrower has obtained the requisite consents and approvals thereunder, if any, authorizing such Borrower’s incurrence of the Obligations, with any other federal, foreign, state or provincial statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the SEC.

3.10 Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Borrower owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Borrower will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11 Taxes. All Federal income, foreign income, provincial income and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower have been filed with the appropriate Governmental Authority, and all Charges payable by any Borrower have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Charges or other amounts being contested in accordance with Section 5.2(b) and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $1,000,000 in the aggregate. Proper and accurate amounts have been withheld by each Borrower from its respective employees for all periods in full and complete compliance in all material respects with all applicable federal, state, provincial, local and foreign laws and such withholdings payable by any Borrower have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Borrower’s income tax returns and other material tax returns (which for purposes of this sentence means an audit where the potential liability of such Borrower could reasonably be expected to exceed $100,000) are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), as of the Closing Date, no Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Borrowers and their respective predecessors are liable for any material Charges of any other Person: (a) under any agreement (including any tax sharing agreements) or (b) to each Borrower’s knowledge, as a transferee. As of the Closing Date, no Borrower has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

3.12 ERISA.

(a) Disclosure Schedule (3.12) lists, as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, and all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, have been delivered to Agent. To the Borrowers’ knowledge only with respect to Multiemployer Plans, each Qualified Plan has either been determined by the IRS to qualify under Section 401 of the IRC, or the Borrowers may rely to establish such qualification on an opinion letter issued to the prototype plan sponsor, and nothing has occurred that would cause the loss of such protection, qualification, reliance or tax-exempt status. To the Borrowers’ knowledge only with respect to Multiemployer Plans, except as set forth in Disclosure Schedule (3.12), each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA. To the Borrowers’ knowledge only with respect to (A) Multiemployer Plans and (B) the actions or omissions of independent third parties, except as set forth in Disclosure Schedule (3.12), neither any Borrower nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. To the Borrowers’ knowledge only with respect to Multiemployer Plans, no “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan, that would subject any Borrower to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as set forth in Disclosure Schedule (3.12) as of the Closing Date: (i) no Title IV Plan has any material Unfunded Pension Liability, and no Borrower or ERISA Affiliate has any liability or contingent liability with respect to any Title IV Plan; (ii) to the Borrowers’ knowledge only with respect to Multiemployer Plans, except for events taking place on or before the Closing Date solely as part of the Plan of Reorganization, no ERISA Event has occurred or is reasonably expected to occur; (iii) to the Borrowers’ knowledge only with respect to Multiemployer Plans, there are no pending, or to the knowledge of any Borrower, threatened unfunded liabilities, material claims (other than claims for benefits in the normal course and claims in the Chapter 11 Case), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (iv) no Borrower or ERISA Affiliate reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

(c) Disclosure Schedule (3.12) lists, as of the Closing Date, all Benefit Settlement Plans. Neither any Borrower nor any ERISA Affiliate has failed to comply in any material respect with the terms of any Benefit Plan Settlement applicable to it, and there are no pending, or to the knowledge of any Borrower, threatened material claims, sanctions, actions or lawsuits asserted against any Borrower or any ERISA Affiliate for alleged failure to comply with the terms of any Benefit Plan Settlement.

3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Borrower, threatened against any Borrower, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document, or (b) that has a reasonable risk of being determined adversely to any Borrower and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Borrower’s knowledge, threatened, that seeks damages in excess of $500,000 or injunctive relief against, or alleges criminal misconduct of, any Borrower.

3.14 Brokers. Except as set forth on Disclosure Schedule (3.14), no broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Borrower or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15 Intellectual Property. As of the Closing Date, each Borrower owns or has rights to use all material Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each material Patent, Trademark, Copyright and License (other than readily available, mass-marketed, “off the shelf” Intellectual Property) is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Borrower conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), no Borrower is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports (other than the Projections) from time to time prepared by any Borrower and delivered hereunder or any written statement prepared by any Borrower and furnished by or on behalf of any Borrower to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made.

3.17 Environmental Matters.

(a) Except as set forth in Disclosure Schedule (3.17) and except as could not reasonably be expected to result in a Material Adverse Effect, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities; (ii) no Borrower has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Borrowers are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities; (iv) the Borrowers have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Borrower is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Borrower; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses or injunctive relief against, or that alleges criminal misconduct by, any Borrower; (vii) no notice has been received by any Borrower identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Borrowers, there are no facts, circumstances or conditions that may result in any Borrower being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Borrowers have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Borrower.

(b) Each Borrower hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Borrower’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Borrower’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Borrower, as well as a summary of the terms of each such policy.

3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Borrower maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, Canadian Disbursement Accounts, payroll accounts, petty cash accounts and the Tax Trust Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20 Solvency. After giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative; (c) the Refinancing and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, (i) each Borrower (other than Subsidiaries of Core-Mark International, Inc.) will be Solvent, (ii) each Borrower (after excluding consideration of certain intercompany liabilities owed by Subsidiaries of Core-Mark International, Inc. that are subordinated to the Obligations) will be Solvent, and (iii) the Borrowers, on a consolidated basis, will be Solvent.

3.21 Bonding; Licenses. Except as set forth on Disclosure Schedule (3.21), as of the Closing Date, no Borrower is a party to or bound by any surety bond agreement or binding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.22 Subordinated Debt. As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the Subordinated Debt Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Each of the Borrowers has the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Debt Documents. All Obligations, including the Letter of Credit Obligations, constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Debt Documents and the Intercreditor Agreement. Borrowers acknowledge that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Subordinated Debt Documents, the Intercreditor Agreement and this Section 3.22.

3.23 Status of Holdings. Prior to the Closing Date, Holdings will not have engaged in any business or incurred any Indebtedness or any other liabilities (except in connection with its corporate formation, the Holdings Guaranties, the Related Transactions Documents and this Agreement).

3.24 Transfer of Assets of Debtors to Borrowers under the Plan of Reorganization. As of the Closing Date, no non-Borrower Debtor, other than Fleming

Companies, Inc., has transferred any assets or other property to the Borrowers under or pursuant to the Plan of Reorganization, and any assets and property transferred from Fleming Companies, Inc. to the Borrowers are free and clear of all Liens, except for Permitted Encumbrances.

4.	FINANCIAL STATEMENTS AND INFORMATION

4.1 Reports and Notices.

(a) Each Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b) Each Borrower hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

4.2 Communication with Accountants. Each Borrower authorizes (a) Agent (provided that Agent provides prior notice to Borrower Representative of any such communications and Borrower Representative is afforded a reasonable opportunity to be present during any such communications (it being understood that Borrower Representative’s failure to be present shall not affect Agent’s rights hereunder)) and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, if any, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Borrower with respect to the business, results of operations and financial condition of any Borrower.

5.	AFFIRMATIVE COVENANTS

Each Borrower jointly and severally agrees as to all Borrowers that from and after the date hereof and until the Termination Date:

5.1 Maintenance of Existence and Conduct of Business. Each Borrower shall (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule (3.1) or Disclosure Schedule (5.1).

5.2 Payment of Charges.

(a) Subject to Section 5.2(b) and except as provided in the Plan of Reorganization, each Borrower shall pay and discharge or cause to be paid and discharged promptly all material Charges payable by it, including, to the extent material, (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.

(b) Each Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Borrower, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees pursuant to Liens that are permitted under clause (e) of the definition of “Permitted Encumbrances”) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest and (iv) such Borrower shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Borrower or the conditions set forth in this Section 5.2(b) are no longer met.

5.3 Books and Records. Each Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

5.4 Insurance; Damage to or Destruction of Collateral.

(a) The Borrowers shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) (or substantially similar replacement policies) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or material amendment of any such insurance policy. If any Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, upon notice to Borrower Representative, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Borrower or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Borrower’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b) Agent reserves the right at any time upon any material change in any Borrower’s risk profile (including any change in the product mix maintained by any Borrower or any laws affecting the potential liability of such Borrower) to require additional forms and limits of insurance to, in Agent’s Permitted Discretion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Borrower is protected by insurance in amounts and with such coverage as is customary for its industry. If reasonably requested by Agent, each Borrower shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c) Each Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee with respect to the insured subject-matter, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured with respect to the insured subject-matter. Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000 (it being understood that the Borrowers shall have no obligation to aggregate the amount of any such proceeds which are less than $50,000 arising from any one insurable event or occurrence), as such Borrower’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Borrower on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the aggregate amount of $1,000,000 or more, whether or not covered by insurance (it being understood that the Borrowers shall have no obligation to aggregate the amount of any single loss, damage, or destruction to the Collateral in an amount less than $50,000). After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, if any, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d); or permit or require the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,000,000 in the aggregate (it being understood that the Borrowers shall have no obligation to aggregate the amount of any such proceeds which are less than $50,000 arising from any one casualty), Agent shall permit the applicable Borrower to replace, restore, repair or rebuild the property; provided that if such Borrower shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d). All insurance proceeds that are to be made available to Borrowers to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the Loans of such Borrowers (which application shall not result in a permanent reduction of the First Funded Revolving Loan Commitment or the Revolving Loan Commitment) and upon such application, Agent shall establish a Reserve against the First Funded Revolver Borrowing Base or Revolver Borrowing Base, as the case may be, of the Borrowers in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to that Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request an Advance be made to Borrowers in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Lenders shall make such Advance; and (iii) in the case of insurance proceeds applied against the Loans, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d).

5.5 Compliance with Benefit Plan Settlements and Laws. Each Borrower shall comply with all Benefit Plan Settlements and all federal, state, provincial local and foreign laws and regulations applicable to it, including those relating to PACA, ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Borrowers’ election, the Borrowers shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, except as consented to by Agent in writing; provided that any such supplement to any such Disclosure Schedule or representation which constitutes (or, in Agent’s reasonable discretion, may be deemed) a waiver of any Default or Event of Default resulting from the matters disclosed therein shall require the prior written consent of Agent and Requisite Lenders, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7 Intellectual Property. Each Borrower will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

5.8 Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, each Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all applicable Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Borrower in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Borrower or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Borrower shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, or (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent reasonably deems appropriate, including subsurface sampling of soil and groundwater. Borrowers shall reimburse Agent for the reasonable costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. As reasonably requested by Agent and to the extent not otherwise addressed to Agent’s reasonable satisfaction in the Confirmation Order or the Confirmation Recognition Order, as applicable, each Borrower shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral having an aggregate fair market value of at least $100,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if Agent has not received a landlord or mortgagee agreement, bailee letter or entry of the Confirmation Order or the Confirmation Recognition Order, as applicable, providing for collateral access as of the Closing Date (or, if later, as of the date such location is acquired or leased), any Borrower’s Eligible Inventory at that location shall, in Agent’s Permitted Discretion, be excluded from the Revolver Borrowing Base or First Funded Revolver Borrowing Base, as applicable, or be subject to such Reserves as may be established by Agent in its Permitted Discretion. After the Closing Date, no real property or warehouse space shall be leased by any Borrower and no Inventory having an aggregate fair market value of more than $100,000 shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent (such consent not to be unreasonably withheld and which consent, in Agent’s discretion, may be conditioned upon the establishment of Reserves acceptable to Agent in its Permitted Discretion) or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Borrower shall timely and fully pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral having an aggregate fair market value of at least $100,000 is or may be located. To the extent otherwise permitted hereunder, if any Borrower proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

5.10 Auditor. Borrowers shall continue to engage Burr, Pilger & Mayer LLP, a “big four” accounting firm, or another auditor, reasonably satisfactory to Agent.

5.11 Foreign Assets Control Regulations. Each Borrower is and will remain in full compliance with all foreign asset control and bank secrecy laws and regulations applicable to it (i) ensuring that no person who owns a controlling interest in or otherwise controls such Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) ensuring compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

5.12 Environmental Reports. Upon the request of Agent in its Permitted Discretion, at any time following the Closing Date, Borrowers shall deliver to Agent Phase I Environmental Site Assessment Reports, consistent with American Society for Testing and Materials (ASTM) Standard E 1527-94 and applicable state requirements, on all of the Mortgaged Properties, prepared by environmental engineers reasonably satisfactory to Agent, all in form and substance reasonably satisfactory to Agent; and upon such further request of Agent in its Permitted Discretion, Borrowers shall deliver such environmental review and audit reports, including Phase II reports, with respect to the Mortgaged Properties as Agent shall have requested, and Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

5.13 Further Assurances. Each Borrower agrees that it shall and shall cause each other Borrower to, at such Borrower’s expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

6.	NEGATIVE COVENANTS

Each Borrower jointly and severally agrees as to all Borrowers that from and after the date hereof until the Termination Date:

6.1 Mergers, Subsidiaries, Etc. No Borrower shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except that any Borrower may merge with another Borrower, provided that Borrower Representative shall be the survivor of any such merger to which it is a party. Notwithstanding the foregoing, any Borrower (other than Holdings) or Holdings (so long as contemporaneously therewith, all assets so acquired are transferred to one or more other Borrowers) may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(i) Agent shall receive at least 30 Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition; provided that Agent shall have received at least 15 Business Days’ prior written notice (or such other period as may be consented to by Agent in its reasonable discretion) of any proposed Junior Permitted Acquisition only;

(ii) such Permitted Acquisition shall only involve assets located in the United States or Canada and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

(iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors, where applicable;

(iv) no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and, if applicable, Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder and (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(v) the sum of all amounts payable in connection with Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) shall not exceed $10,000,000 in any one Permitted Acquisition and $30,000,000 in the aggregate for all such Permitted Acquisitions;

(vi) for Permitted Acquisitions involving the acquisition of the Target’s Stock only, the Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within 60 days prior to the date of consummation of such Permitted Acquisition;

(vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(viii) at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target, and Holdings and Borrowers and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

(ix) Concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(1) a pro forma consolidated balance sheet, income statement and cash flow statement of Borrowers (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrowers in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) on a pro forma basis, Borrowers would have had a Fixed Charge Coverage Ratio not less than 1.00:1 for the four-quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period), (y) average daily Aggregate Borrowing Availability (less $10,000,000 or such other amount as Borrowers may be required to maintain pursuant to Section 6.10, Annex G, clause (c) of this Agreement) of all Borrowers for the 30-day period preceding the consummation of such Permitted Acquisition would have exceeded $25,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition (other than any impact on the Revolver Borrowing Base and First Funded Revolver Borrowing Base) and all Loans funded in connection therewith as if made on the first day of such period), and (z) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrowers would have been in compliance with the financial covenants set forth in Annex G for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

(2) updated versions of the most recently delivered Projections covering the 1-year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

(3) a certificate of the chief financial officer of Borrower Representative to the effect that: (w) each Borrower (other than Subsidiaries of Core-Mark International, Inc.) (after taking into consideration all rights of contribution and indemnity such Borrower has against each other Borrower) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Borrowers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers and the Target and show that Borrowers shall continue to be in compliance with the financial covenants set forth in Annex G for the period until the Commitment Termination Date; and (z) Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

(x) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent including those specified in the last sentence of Section 5.9, if applicable; and

(xi) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

Notwithstanding the foregoing, for Junior Permitted Acquisitions only, the Borrowers shall not be required to comply with clauses (v), (vi), (ix)(1)(x), (ix)(2) or (ix)(3) above prior to consummating such Junior Permitted Acquisition (but shall, for the avoidance of doubt, be required to comply with all other conditions for a Permitted Acquisition set forth above).

6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6.2 and Section 6.4, no Borrower shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement in the ordinary course of business of such Account Debtor’s Accounts (other than Accounts which were classified as Eligible Accounts within thirty (30) days of such settlement on the most recently delivered Borrowing Base Certificate hereunder), so long as the aggregate amount of such Accounts so settled by Borrowers does not exceed $300,000 per Account and $2,000,000 in the aggregate as to all Accounts (or such higher amounts as may be consented to by Agent in its reasonable discretion), it being understood that Borrowers shall have no obligation to aggregate the amount of any settled Accounts which individually are less than $25,000, (b) each Borrower may make capital contributions to, and maintain its existing investments in its Subsidiaries (other than Excluded Subsidiaries) and other investments described in reasonable detail on Disclosure Schedule (6.2) as of the Closing Date, (c) any Borrower may make investments in the ordinary course of its business consistent with past practices consisting of advances, allowances and rebates to such Borrower’s customers, (d) Borrowers may make investments or loans in their customers, the terms of which shall not exceed sixty (60) months, in an amount not to exceed $2,000,000 at any time outstanding to any one customer or $5,000,000 at any time outstanding in the aggregate (or such higher amounts as may be consented to by Agent in its reasonable discretion), (e) any Borrower may make investments in connection with transactions permitted under Section 6.17, (f) so long as no Default or Event of Default has occurred and is continuing, Borrowers may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America or Canada, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (or an equivalent rating from an equivalent Canadian rating agency, as the case may be, as determined by the Agent in its reasonable discretion) (an “A Rated Bank”), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks, (v) mutual funds that invest solely in one or more investments described in clauses (i) through (iv) above, and (iv) money market funds that (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000, (g) Borrowers may make investments permitted under Section 6.3(a)(vi) and (h) Borrowers may make investments not otherwise permitted hereunder in an aggregate amount not to exceed $2,000,000 at any time outstanding.

6.3 Indebtedness.

(a) No Borrower shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(e), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Borrower, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, (v) Subordinated Debt evidenced by the Subordinated Debt Documents and refinancings thereof or amendments thereto to the extent permitted hereunder and by the Intercreditor Agreement, (vi) Indebtedness consisting of intercompany loans and advances made by any Borrower to any other Borrower; provided that: (A) each Borrower shall have executed and delivered to each other Borrower, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Borrower to such other Borrowers which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) each Borrower shall record all intercompany transactions on its books and records in a manner consistent with past practices and reasonably satisfactory to Agent; (C) the obligations of each Borrower under any such Intercompany Notes shall be subordinated to the Obligations of such Borrower hereunder in a manner reasonably satisfactory to Agent; and (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan, (vii) Indebtedness incurred in connection with the Cash Management Systems, (viii) Indebtedness incurred in connection with the financing of such Borrower’s insurance premiums and on terms reasonably satisfactory to Agent, (ix) Indebtedness incurred in connection with transactions permitted under Section 6.17, (x) Indebtedness incurred in the ordinary course of business in connection with surety and appeal bonds, (xi) Indebtedness consisting of the deferred purchase price of any Permitted Acquisition, subject to Section 6.1(v) and the last paragraph of Section 6.1, and (xii) other Indebtedness in an aggregate outstanding amount not to exceed $1,000,000 at any time.

(b) No Borrower shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); and (iv) as otherwise permitted in Section 6.14.

6.4 Employee Loans and Affiliate Transactions.

(a) Except as otherwise expressly permitted in this Section 6 with respect to Affiliates, no Borrower shall enter into or be a party to any transaction with any Affiliate of any Borrower thereof except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Borrower and (ii) agreements with its directors and officers for reasonable compensation, fees and expenses of such Persons in their capacity as such. In addition, if any such transaction or series of related transactions identified in clause (i) above involves payments in excess of $100,000 in the aggregate, or if any such transaction or series of related transactions identified in clause (ii) above (other than with respect to officers) involves payments in excess of $250,000 in the aggregate the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)). For the avoidance of doubt, transactions solely as among Borrowers shall not be subject to Section 6.4(a)(i).

(b) No Borrower shall enter into any lending or borrowing transaction with any employees of any Borrower, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $250,000 in the aggregate at any one time outstanding.

6.5 Capital Structure and Business. If all or part of a Borrower’s Stock is pledged to Agent, that Borrower shall not issue additional Stock except Stock that is pledged to the Agent pursuant to the applicable Pledge Agreement. No Borrower shall amend its charter or bylaws in a manner that could reasonably be expected to adversely affect Agent or Lenders or such Borrower’s duty or ability to repay the Obligations. No Borrower shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

6.6 Guaranteed Indebtedness. No Borrower shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Borrower, (b) for Guaranteed Indebtedness incurred for the benefit of any other Borrower if the primary obligation is expressly permitted by this Agreement, (c) Guaranteed Indebtedness outstanding on the Closing Date and (d) Guaranteed Indebtedness evidenced by the Holdings Guaranties.

6.7 Liens. No Borrower shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances, (b) Liens in existence on the date hereof and described on Disclosure Schedule (6.7) (including Liens securing the Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof), including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property, (c) Liens securing Indebtedness permitted under Section 6.3(a)(ii), (v), (vii) and (viii), (d) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Borrower in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $2,500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets), (e) precautionary UCC or PPSA financing statements filed with respect to operating leases permitted hereunder, and (f) any interest or title of a licensor, lessor or sublessor under any license or lease (as the case may be) permitted hereunder. In addition, no Borrower shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

6.8 Sale of Stock and Assets. No Borrower shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries, whether in a public or a private offering or otherwise, or any of its Accounts, other than (a) the transfer by a Borrower of assets or Stock of a Subsidiary of such Borrower to another Borrower hereunder (subject to Section 6.20), (b) the sale of Inventory in the ordinary course of business, (c) the sale or other disposition of surplus, obsolete, negligible or uneconomical assets, (d) sales or other dispositions of assets (other than Stock) provided that (i) no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof, (ii) any such sale or disposition is consummated at arm’s length and for fair and reasonable consideration, (iii) the cash consideration paid in connection with any such sale or disposition shall equal at least seventy-five percent (75%) of the total consideration paid to such Borrower and the Borrowers shall have taken all actions reasonably required to provide the Agent with a valid and first perfected priority Lien in any non-cash consideration, and (iv) except to the extent consented to by Agent in connection with a transaction permitted under Section 6.12, the value of such assets sold or disposed of does not exceed (A) $5,000,000 in any one transaction or series of related transactions, (B) $10,000,000 during any period of twelve (12) consecutive Fiscal Months, and (C) $25,000,000 in the aggregate, (e) the sale and discount of Accounts that do not constitute Eligible Accounts, and (f) the sale or liquidation in the ordinary course of business of investments permitted under Section 6.2(a) or 6.2(f).

6.9 ERISA. No Borrower shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $250,000 in the aggregate. No Borrower shall, or shall cause or permit any ERISA Affiliate to (i) fail to comply with the terms of any Benefit Plan Settlement, to the extent such failure could reasonably be expected to result in a Material Adverse Effect or (ii) modify, amend, supplement, waive or terminate any provision of any Benefit Plan Settlement.

6.10 Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants.

6.11 Hazardous Materials. No Borrower shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

6.12 Sale-Leasebacks. No Borrower shall enter into any sale-leaseback, synthetic lease or similar transaction involving any of its assets having a fair market value of $500,000 or more during any Fiscal Year, except with the prior written consent of Agent.

6.13 Cancellation of Indebtedness. No Borrower shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

6.14 Restricted Payments; Tranche B Restricted Payments; Holdings Guaranty Restricted Payment.

(a) No Borrower shall make any Restricted Payment, except (i) intercompany loans and advances between Borrowers to the extent permitted by Section 6.3, (ii) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower (other than Holdings), (iii) employee loans permitted under Section 6.4(b), (iv) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3, (v) scheduled payments of interest with respect to Subordinated Debt (other than with respect to the Tranche B Loan Facility), (vi) dividends and distributions by any Borrower to holders of its Stock payable in additional shares of such Stock, and (vii) cash distributions by Subsidiaries of Holdings to Holdings to enable Holdings to pay taxes attributable to the operations of Holdings and other expenses incidental to the activities permitted by Section 6.20; provided that (x) no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to clause (v) above, (y) the timing of the Restricted Payments referred to in clause (v) above shall be set within thirty (30) days following the delivery of Financial Statements necessary to determine current compliance with the Financial Covenants prior to each such payment and (z) Borrowers shall have a Fixed Charge Coverage Ratio for the period of twelve (12) months most recently ended not less than 1.00:1 after giving pro forma effect to any Restricted Payment referred to in clause (v) above.

(b) No Borrower shall make any Tranche B Restricted Payment; provided, however, Borrowers may make:

(i) payments of interest, fees, expenses and other charges (including the repayment of Borrowers’ “LC Reimbursement Liability” through the issuance of “Additional Notes”, as such terms are defined in the Tranche B Loan Facility) on or with respect to the Tranche B Loans as set forth in the Tranche B Loan Facility documents as in effect on the date hereof or as modified from time to time in accordance with Section 6.18;

(ii) payments and prepayments of the principal of and premium, if any, on the Tranche B Loans so long as

(A) any such payment does not exceed the positive difference (if any) between (x) the outstanding principal amount of the Tranche B Loans as of any date of proposed payment and (y) the unpaid TLV Reclamation Claims as of such date (as determined by Agent in its sole discretion by reference to the RCT Report most recently delivered pursuant to Annex F) less cash of the Reclamation Creditors’ Trust in excess of $3,000,000 as of such date,

(B) after giving effect to any such payment, the remaining outstanding principal amount of the Tranche B Loans shall not be less than the lesser of (x) $15,000,000 minus the aggregate unreimbursed amounts paid by the Borrowers pursuant to a draw under the TLV Guaranty and (y) the unpaid Net Non-TLV Reclamation Claims as of such date (as determined by Agent in its sole discretion by reference to the RCT Report most recently delivered pursuant to Annex F) less, if there are no unpaid TLV Reclamation Claims outstanding on such date, cash of the Reclamation Creditors’ Trust in excess of $3,000,000 as of such date,

(C) Borrowers shall have Aggregate Borrowing Availability (less $10,000,000 or such other amount as Borrowers may be required to maintain pursuant to Section 6.10, Annex G, clause (c) of this Agreement) of at least $25,000,000 after giving effect to any such payment,

(D) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such payment, and

(E) Agent has received the RCT Report most recently required to be delivered pursuant to Annex F; and

(iii) during the Fiscal Year ending December 31, 2005, Borrowers shall be permitted to make payments and prepayments of the principal of and premium, if any, on the Tranche B Loans in an aggregate amount not to exceed $10,000,000 so long as (A) Borrowers shall have Aggregate Borrowing Availability (less $10,000,000 or such other amount as Borrowers may be required to maintain pursuant to Section 6.10, Annex G, clause (c) of this Agreement) of at least $50,000,000 after giving effect to any such payment, (B) Borrowers shall have a Fixed Charge Coverage Ratio for the period of twelve (12) months most recently ended of at least 1.00:1 after giving pro forma effect to any such payment and (C) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such payment.

The timing of any Tranche B Restricted Payment permitted under clauses (ii) and (iii) above shall be set within thirty (30) days following the delivery of Financial Statements necessary to determine current compliance with the Financial Covenants prior to each such payment. For purposes of this Section 6.14(b), “TLV Reclamation Claims” and “Net Non-TLV Reclamation Claims” shall have the meanings assigned to such terms in the Plan of Reorganization.

(c) No Borrower shall make any Holdings Guaranty Restricted Payment; provided that regularly scheduled payments of principal and interest with respect to the Holdings Guaranties, as and when required under the Holdings Guaranties as in effect on the Closing Date, without acceleration, may be made if (i) the payment is permitted under the applicable Holdings Guaranty as in existence on the Closing Date and (ii) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Holdings Guaranty Restricted Payment.

6.15 Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year. No Borrower shall (a) change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral having an aggregate fair market value in excess of $100,000 is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least thirty (30) days’ prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been (or will be) completed or taken prior to any such change, and provided that any such new location shall be in the continental United States, or in the case of warehouses or locations at which Collateral is held or stored, in the continental United States or Canada. No Borrower shall change its Fiscal Year without the prior written consent of Agent.

6.16 No Impairment of Intercompany Transfers. No Borrower shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Loan Documents and the Related Transactions Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

6.17 No Speculative Transactions. No Borrower shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities, interest rates or foreign currency exchange rates owned or purchased by it in the ordinary course of business consistent with past practices.

6.18 Changes Relating to Subordinated Debt; Material Contracts.

(a) No Borrower shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith), other than (i) ministerial amendments and other modifications which could not adversely affect the interests of Agent or any Lender and (ii) amendments and other changes to the Tranche B Loan Facility permitted by the Intercreditor Agreement. Without limiting the generality of the prior sentence and except as permitted by the Intercreditor Agreement, no Borrower will consent to any amendment, modification or supplement to or waiver of any provision of the Subordinated Debt Documents, as applicable, if the effect of such amendment, supplement, modification or waiver would be to (w) increase the principal amount of any Subordinated Debt (including to reborrow or reincur any previously paid amount) or release or forgive any unpaid principal amount, (x) increase the interest rate thereon, (y) shorten the maturity thereof or accelerate the date for any payment, or (z) alter any covenant (other than to make such covenant less restrictive or to waive the same).

(b) No Borrower shall change or amend the terms of any Material Contract, other than ministerial amendments and other modifications which could not adversely affect the interests of Agent or any Lender.

6.19 Excluded Subsidiaries. No Borrower shall permit any Excluded Subsidiary to engage in any business or other activities, to hold any material assets or to incur any Indebtedness or any other liabilities.

6.20 Business Activities. From and after the consummation of the Related Transactions on the Closing Date, Holdings shall not engage in any business or have any assets or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations and the Holdings Guaranties) other than (i) owning the Stock of its Subsidiaries owned by it as of the Closing Date or acquired following the Closing Date in accordance with Section 6.1, (ii) the entering into, and the performance of obligations under, this Agreement, the other Loan

Documents to which it is a party and the Related Transaction Documents to which it is a party, (iii) activities associated with amounts paid by or with any distributions paid to Holdings which are permitted under Section 6.14, and (iv) Subordinated Debt as evidenced by the Subordinated Debt Documents; provided, however, Holdings may engage in activities incidental to (A) the maintenance of its corporate existence in compliance with applicable law and (B) legal, tax and accounting matters in connection with any of the foregoing activities.

7.	TERM

7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrowers or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrowers, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent’s demand for such reimbursement or payment of expenses.

(b) Any Borrower fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a) or 6, or any of the provisions set forth in Annexes C or G, respectively.

(c) Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for three (3) Business Days or more (it being understood that

Borrowers’ noncompliance with Annex F, clause (b) shall not constitute a Default or an Event of Default solely to the extent such failure to comply is due to the Reclamation Creditors’ Trust’s failure to deliver the RCT Report to Borrowers in a timely manner).

(d) Any Borrower fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

(e) A default or breach occurs under any other agreement, document or instrument to which any Borrower is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Borrower in excess of $1,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (i) inadvertent, immaterial errors not exceeding $250,000 in the aggregate in any Borrowing Base Certificate or (ii) errors understating the First Funded Revolver Borrowing Base or the Revolver Borrowing Base), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Borrower is untrue or incorrect in any material respect as of the date when made or deemed made.

(g) Assets of any Borrower with a fair market value of $1,000,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Borrower and such condition continues for thirty (30) days or more, unless contested by such Borrower in good faith.

(h) A case or proceeding is commenced against any Borrower seeking a decree or order in respect of such Borrower (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Borrower or for any substantial part of any such Borrower’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Borrower, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.

(i) Any Borrower (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Borrower or for any substantial part of any such Borrower’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action authorizing any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j) A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate at any time are outstanding against one or more of the Borrowers (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within forty-five (45) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l) Any Change of Control occurs.

(m) Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of Borrowers generating more than 20% of Borrowers’ consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than forty-five (45) days.

(n) Any “Event of Default” under and as defined in any Mortgage shall have occurred.

(o) Any “Event of Default” under and as defined in the Tranche B Loan Facility or in any other Subordinated Debt Document shall have occurred.

(p) Any default or breach by any Borrower occurs and is continuing under any Material Contract or any Material Contract shall be terminated for any reason.

8.2 Remedies.

(a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the First Funded Revolving Loan facility and the Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in

Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice, except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

(b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the First Funded Revolving Loan facility and the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) reduce the First Funded Revolving Loan Commitment and the Revolving Loan Commitment from time to time; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided that, upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations, including the aggregate Loans, shall be immediately due and payable without declaration, notice or demand by any Person.

8.3 Waivers by Borrowers. Except as otherwise provided for in this Agreement or by applicable law, each Borrower waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1 Assignment and Participations.

(a) Subject to the terms of this Section 9.1, any Lender (and the Canadian Lender pursuant to the exercise of the Canadian Lender’s put rights in accordance with Section 1.21) may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and, so long as no Default or Event of Default has occurred and is continuing, the Borrower Representative (which consent shall not be unreasonably withheld or delayed but which consent shall not be required with respect to an Affiliate of such Lender) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $10,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $10,000,000; and (iv) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent, Canadian Lender or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent, Canadian Lender or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence no Borrower shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Borrower shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Borrower shall certify the correctness, completeness and accuracy of all descriptions of the Borrowers and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

(e) Any Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2 Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Borrower or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence, bad faith or willful misconduct.

If Agent shall request instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable.

9.3 Agent’s Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence, bad faith or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Borrower or to inspect the Collateral (including the books and records) of any Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4 GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Borrower, any of their Affiliates and any Person who may do business with or own securities of any Borrower or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrowers and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence, bad faith or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers.

9.7 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent with the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Borrower or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower (regardless of whether such balances are then due to such Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Borrower promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Each Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments.

(i) Lenders shall refund or participate in the Swing Line Loan in accordance with clause (iii) of Section 1.1(c). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan or BA Rate Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) Not less than once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c) Return of Payments.

(i) If Agent or Canadian Lender pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent or Canadian Lender from Borrowers and such related payment is not received by Agent or Canadian Lender, then Agent or Canadian Lender will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent or Canadian Lender determines at any time that any amount received by Agent or Canadian Lender under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent or Canadian Lender will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent or Canadian Lender on demand any portion of such amount that Agent or Canadian Lender has distributed to such Lender, together with interest at such rate, if any, as Agent or Canadian Lender is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Advance or any payment required by it hereunder or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but none of any Other Lender, Agent and Canadian Lender shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” or “Supermajority Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence, bad faith or willful misconduct. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Agent and/or Lenders in accordance with Annexes E and F hereto and agree that Agent use reasonable efforts to provide the same to Lenders.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

(g) Co-syndication Agents and Co-documentation Agents. Notwithstanding Anything else to the Contrary in this Agreement or any other Loan Document, none of Congress Financial Corporation (Western), as co-syndication agent, JP Morgan Chase & Co., as co-syndication agent, Bank of America, N.A., as co-documentation agent, or Wells Fargo Foothill, LLC, as co-documentation agent, shall have any duties or responsibilities in such capacities under this Agreement or any other Loan Document or any fiduciary duty with any

Lender, and no implied covenants, functions, responsibilities, duties obligations or liabilities shall be read into this Agreement or otherwise exist against such Persons in such capacities.

10.	SUCCESSORS AND ASSIGNS

10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Borrower, Agent, Lenders and their respective successors and assigns, except as otherwise provided herein or therein. No Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Borrower, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.	MISCELLANEOUS

11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Borrower and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the obligations of the Borrowers regarding the payment to GE Capital of the Fees set forth in the Commitment Letter shall survive the execution and delivery of this Agreement and shall constitute Obligations hereunder.

11.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrowers, and by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b), (c) and (d) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) Except as set forth in Sections 1.6 and 1.7, no amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Revolver Borrowing Base or the First Funded Revolver Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Sections 1.6 and 1.7, shall be effective unless the same shall be in writing and signed by Agent, Supermajority Lenders and Borrowers. No amendment, modification, termination or waiver of or consent with respect to Section 6.10, Annex G, clause (c), shall be effective unless the same shall be in writing and signed by Agent, Supermajority Lenders and Borrowers.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) except as otherwise permitted herein or in the other Loan Documents, release, or permit any Borrower to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definition of the terms “Requisite Lenders” or “Supermajority Lenders” insofar as such definition affects the substance of this Section 11.2 or the definition of the term “Protective Overadvances”. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent, Canadian Lender or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, Canadian Lender or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Borrower in any case shall entitle such Borrower or any other Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii) and (iii) below being referred to as a “Non-Consenting Lender”),

(ii) requiring the consent of Supermajority Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Lenders is not obtained, or

(iii) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained,

then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3 Fees and Expenses. Borrowers shall reimburse (i) Agent and Canadian Lender for all reasonable fees, costs and expenses (including the reasonable fees and expenses of its counsel (including Canadian counsel), advisors, consultants and auditors) and (ii) Agent and Canadian Lender (and, with respect to clauses (b) and (c) below, all Lenders) for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, Canadian Lender, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent or Canadian Lender by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence, bad faith or willful misconduct;

(c) any attempt to enforce any remedies of Agent or Canadian Lender, as applicable, against any or all of the Borrowers or any other Person that may be obligated to Agent, Canadian Lender or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent’s counsel or Canadian Lender’s counsel, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any workout or restructuring of the Loans during the pendency of one or more Events of Default;

(e) the obtaining of approval of the Loan Documents by the Bankruptcy Court; and

(f) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Borrowers or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent or Canadian Lender, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4 No Waiver. Agent’s, Canadian Lender’s or any Lender’s failure, at any time or times, to require strict performance by the Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Borrower shall be deemed to have been suspended or waived by Agent, Canadian Lender or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

11.5 Remedies. Agent’s, Canadian Lender’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent, Canadian Lender or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8 Confidentiality. Agent, Canadian Lender and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent, Canadian Lender or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Borrowers for a period of two (2) years following the Termination Date, except that Agent, Canadian Lender and any Lender may disclose such information (a) to Persons employed or engaged by Agent, Canadian Lender or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent, Canadian Lender or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s, Canadian Lender’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent, Canadian Lender or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent, Canadian Lender or any Lender.

11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH OF THE AGENT, LENDERS AND BORROWERS HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN

THE BORROWERS, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14 Press Releases and Related Matters. Each Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure (other than Borrowers’ periodic filings with the SEC or any other securities exchange) using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Borrower or Affiliate is required to do so under law and then, in any event, such Borrower or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Borrower consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the

Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.	CROSS-GUARANTY

12.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations (other than contingent indemnification obligations not yet due and payable) has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Borrower; or

(e) any other action or circumstances (other than payment in full in cash of the Obligations and termination of the commitments hereunder) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

12.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

12.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

12.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, until final payment in full in cash of the Obligations (other than contingent obligations not yet due and payable), each Borrower hereby expressly waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.

12.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrowers against other Borrowers under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

12.8 Liability Cumulative. The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

12.9 Subordination.

(a) Each Borrower covenants and agrees that the payment of any indebtedness and all obligations and liabilities owing by any Borrower in favor of any other Borrower, whether now existing or hereafter incurred (collectively, the “Intercompany Obligations”) is subordinated, to the extent and in the manner provided in this Section 12.9, to the prior payment in full in cash of all Obligations (other than contingent obligations not yet due and payable) owed or hereafter owing to Agent and Lenders by the Borrowers and that such subordination is for the benefit of Agent for itself and Lenders.

(b) Each Borrower hereby (i) authorizes Agent on behalf of Lenders to demand specific performance of the terms of this Section 12.9 at any time when any Borrower shall have failed to comply with any provisions of this Section 12.9 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Borrower in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) Agent and Lenders shall first be entitled to receive payment in full in cash of the Obligations (other than contingent obligations not yet due and payable) before any Borrower is entitled to receive any payment on account of the Intercompany Obligations.

(ii) Any payment or distribution of assets of any Borrower of any kind or character, whether in cash, property or securities, to which any other Borrower would be entitled except for the provisions of this Section 12.9(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to Agent for the benefit of the Lenders in the manner set forth herein, to the extent necessary to make payment in full in cash of all Obligations (other than contingent obligations not yet due and payable) remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Agent for itself and Lenders.

(iii) In the event that notwithstanding the foregoing provisions of this Section 12.9(c), any payment or distribution of assets of any Borrower of any kind or character, whether in cash, property or securities, shall be received by any other Borrower on account of any Intercompany Obligations before all Obligations (other than contingent obligations not yet due and payable) are paid in full in cash, such payment or distribution shall be received and held in trust for and shall be paid over to Agent for itself and Lenders for application to the payment of the Obligations until all of the Obligations (other than contingent obligations not yet due and payable) shall have been paid in full in cash, after giving effect to any concurrent payment or distribution or provision therefor to Agent for itself and Lenders.

(d) No right of Agent, any Lender or any other present or future holders of the Obligations to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Borrower or by any act or failure to act, in good faith, by any Borrower, or by any noncompliance by any Borrower with the terms of the Intercompany Obligations, regardless of any knowledge thereof which any Borrower may have or be otherwise charged with.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS:

CORE-MARK HOLDING COMPANY, INC.

By:
Name:
Title:

CORE-MARK HOLDINGS I, INC.

By:
Name:
Title:

CORE-MARK HOLDINGS II, INC.

By:
Name:
Title:

CORE-MARK HOLDINGS III, INC.

By:
Name:
Title:

CORE-MARK INTERNATIONAL, INC.

By:
Name:
Title:

CORE-MARK MIDCONTINENT, INC.

By:
Name:
Title:

CORE-MARK INTERRELATED COMPANIES, INC.

By:
Name:
Title:

HEAD DISTRIBUTING COMPANY

By:
Name:
Title:

MINTER-WEISMAN CO.

By:
Name:
Title:

LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender

By:
Duly Authorized Signatory

GE CANADA FINANCE HOLDING COMPANY, as Canadian Lender

By:
Duly Authorized Signatory

CONGRESS FINANCIAL CORPORATION
(WESTERN), as Co-Syndication Agent and Lender

By:

Name:
Title:

JPMORGAN CHASE BANK, as Co-Syndication
Agent and Lender

By:

Name:
Title:

BANK OF AMERICA, N.A., as Co- Documentation Agent and Lender

By:

Name:
Title:

WELLS FARGO FOOTHILL, LLC, as Co- Documentation Agent and Lender

By:

Name:
Title:

THE CIT GROUP/BUSINESS CREDIT INC., as Lender

By:

Name:
Title:

SANKATY HIGH YIELD PARTNERS II, L.P., as Lender

By:

Name:
Title:

PROSPECT FUNDING I, LLC, as Lender

By:

Name:
Title:

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments) (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Borrower’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquisition Pro Forma” shall have the meaning ascribed to it in Section 6.1 of the Agreement.

“Acquisition Projections” shall have the meaning ascribed to it in Section 6.1 of the Agreement.

“Advance” means any Revolving Credit Advance, First Funded Revolving Credit Advance, Canadian Advance or Swing Line Advance, as the context may require.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude (i) Agent and each Lender and (ii) a purchaser under the Tranche B Facility.

“Agent” means GE Capital in its capacity as administrative agent for Lenders or its successor appointed pursuant to Section 9.7.

“Aggregate Borrowing Availability” means the sum of Revolver Borrowing Availability and First Funded Revolver Borrowing Availability.

“Agreement” means the Credit Agreement by and among Borrowers, GE Capital, as Agent and Lender, and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable First Funded Revolver BA Margin” means the per annum interest rate from time to time in effect and payable in addition to the BA Rate applicable to the Canadian Advances constituting the First Funded Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable First Funded Revolver Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the First Funded Revolving Loan or Canadian Advances made thereunder (as applicable), as determined by reference to Section 1.5(a).

“Applicable First Funded Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the First Funded Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

“Applicable Margins” means collectively the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin, the Applicable First Funded Revolver Index Margin, the Applicable Revolver LIBOR Margin, the Applicable Revolver BA Margin and the Applicable First Funded Revolver LIBOR Margin.

“Applicable Revolver BA Margin” means the per annum interest rate from time to time in effect and payable in addition to the BA Rate applicable to the Canadian Advances constituting the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan or Canadian Advances made thereunder (as applicable), as determined by reference to Section 1.5(a).

“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable Unused Line Fee Margin” means the per annum fee, from time to time in effect, payable in respect of Borrowers’ non-use of committed funds pursuant to Section 1.9(b), which fee is determined by reference to Section 1.5(a).

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“BA Period” means with respect to any BA Rate Loan bearing interest at a rate based on the BA Rate, a period of one, two or three months commencing on a Business Day selected by Borrower Representative in its irrevocable notice to Agent as set forth in Section 1.5(e)(ii), provided that the foregoing provision relating to BA Periods is subject to the following:

(a) any BA Period that would otherwise extend beyond the Commitment Termination Date shall end on the Business Day immediately preceding such Commitment Termination Date;

(b) Borrowers shall select BA Periods so as not to require a payment or prepayment of any Loan during a BA Period for such Loan; and

(c) Borrowers shall select BA Periods so there shall be no more than seven (7) separate BA Rate Loans in existence at any one time.

“BA Rate” means, in respect of any BA Period applicable to a BA Rate Loan, the rate per annum determined by Agent by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen on the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable (the “CDOR Page”) to Canadian Dollars bankers’ acceptances with a term comparable to such BA Period as of 10:00 a.m. (New York time) two (2) Business Days before the first day of such BA Period. If for any reason the Reuters Monitor Screen rates are unavailable, BA Rate means the rate of interest determined by Administrative Agent that is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates (as listed on the CDOR Page) quoted by The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce as of 10:00 a.m. (New York time) two (2) Business Days before the first day of such BA Period in respect of Canadian Dollar bankers’ acceptances with a term comparable to such BA Period. No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

“BA Rate Loan” means a Canadian Advance which bears interest at a rate based on the BA Rate.

“Bankruptcy Code” shall have the meaning ascribed to it in the recitals to the Agreement.

“Bankruptcy Court” shall have the meaning ascribed to it in the recitals to the Agreement.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect.

“Benefit Plan Settlement” shall mean any settlement agreement that pertains to any Plan and (i) is executed by or on behalf of any Borrower or ERISA Affiliate or (ii) under which any Borrower or ERISA Affiliate has, or has had, any obligations.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower Representative” means Core-Mark International, Inc., in its capacity as borrower representative pursuant to the provisions of Section 1.1(e).

“Borrowers” and “Borrower” have the respective meanings ascribed thereto in the preamble to the Agreement.

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrower Representative in the form attached to the Agreement as Exhibit 4.1(b).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or Canada (as the case may be) and, in reference to LIBOR Loans, shall mean any such day that is also a LIBOR Business Day.

“Canadian Advances” has the meaning ascribed to it in Section 1.1(d).

“Canadian Collection Account” means that certain account of Canadian Lender, account number 120-932-9 in the name of Canadian Lender at The Royal Bank of Canada in Toronto, Canada, swift code ROYCCAT2, bank number 00003, or such other account as may be specified in writing by Canadian Lender as the “Canadian Collection Account.”

“Canadian Concentration Accounts” has the meaning ascribed to it in Annex C.

“Canadian Court” means the Supreme Court of British Columbia.

“Canadian Disbursement Accounts” has the meaning ascribed to it in Annex C.

“Canadian FX Conversion Account” means that certain account of Borrowers (a) account number 1225226 in the name of “Core-Mark International, Inc.” at Royal Bank of Canada in Vancouver, British Columbia, swift code ROYCCAT2, bank number 003, (b) account number 07604601086 in the name of “Core-Mark International, Inc.” at Bank of Montreal in Vancouver, British Columbia, swift code BOFMCAM2, bank number 001, or (c) such other account as may be specified in writing by Borrower Representative as the “Canadian FX Conversion Account” in accordance with the terms hereof.

“Canadian Intellectual Property Security Agreement” means the Intellectual Property Security Agreement made in favor of Agent, on behalf of itself and Lenders, by Borrowers, as amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“Canadian Lender” means GE Canada Finance Holding Company.

“Canadian Note” has the meaning ascribed to it in Section 1.1(d).

“Canadian Relationship Banks” has the meaning ascribed to it in Annex C.

“Canadian Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, Canadian Lender and Borrowers, as amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“Canadian Sublimit” means C$110,000,000 (Canadian dollars).

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning ascribed to it in Annex B.

“Cash Equivalents” has the meaning ascribed to it in Annex B.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934) of 50% or more of the issued and outstanding shares of capital Stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the Stockholders of Holdings was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; and (c) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries (except in connection with any transaction expressly permitted by this Agreement).

“Chapter 11 Case” shall have the meaning ascribed to it in the recitals to the Agreement.

“Charges” means all federal, provincial, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (d) any Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of any Borrower’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Borrower.

“Closing Date” means August 20, 2004.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code or comparable law of such jurisdiction as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgage(s) and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations; provided, however, Collateral shall not include (i) the Professional Fee Escrow Account, (ii) Restricted Leasehold Interests or (iii) property transferred to the Trusts as required pursuant to the Plan of Reorganization.

“Collateral Documents” means the Security Agreement, the Mortgage(s), the Pledge Agreements, the Intellectual Property Security Agreement, the Canadian Security Agreement, the Canadian Intellectual Property Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.

“Commercial Tort Claim” means a claim arising in tort with respect to which: (a) the claimant is an organization; or (b) the claimant is an individual and the claim: (i) arose in the course of the claimant’s business or profession; and (ii) does not include damages arising out of personal injury to or the death of an individual.

“Commitment Letter” means that certain letter, dated as of May 11, 2004, between GE Capital and Fleming, on its behalf and each of the Borrowers, with respect to the credit facility contemplated by the Agreement.

“Commitment Termination Date” means the earliest of (a) August 23, 2007, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and First Funded Revolving Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) and First Funded Revolving Loan Commitments, which aggregate commitment shall be TWO HUNDRED FIFTY MILLION ($250,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Concentration Accounts” has the meaning ascribed to it in Annex C.

“Confirmation Order” has the meaning set forth in Section 2.1.

“Confirmation Recognition Order” has the meaning set forth in Section 2.1.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Borrower, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Borrower, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Borrower, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Borrower.

“Copyright License” means any and all rights now owned or hereafter acquired by any Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Borrower: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Debtors” has the meaning ascribed to it in the recitals to this Agreement.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Borrower.

“DIP Agreement” means that certain Credit Agreement, dated as of May 6, 2003 (as amended), among the Debtors as debtors in possession, the DIP Lenders, Deutsche Bank Trust Company Americas, as administrative agent, JPMorgan Chase Bank, as collateral agent and syndication agent, and Deutsche Bank Securities Inc. and JPMorgan Chase Bank, as joint lead arrangers and joint book runners.

“DIP Lenders” shall mean the lenders under the DIP Agreement.

“Disbursement Accounts” has the meaning ascribed to it in Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

“Disclosure Statement” means the written disclosure statement that relates to the Plan of Reorganization, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located.

“Dollar Equivalent” means, as of any particular date, the equivalent amount in Dollars of such amount expressed in Canadian dollars (as presumptively ascertained by the Agent absent manifest error) which could be purchased by the Agent (in accordance with its normal banking practices) on such date.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means, with respect to the Borrowers for any fiscal period, without duplication, an amount equal to (a) consolidated net income of the Borrowers for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by any Borrower outside the ordinary course of business, (v) income attributable to cigarette price increases for such period, and (vi) any other non-cash gains or losses outside the ordinary course of business that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of the Borrowers for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of any Borrower of any Stock, and (vii) restructuring and bankruptcy fees and charges incurred by any Borrower during such period, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Borrowers: (1) the income (or deficit) of any other Person accrued prior to the date it became a member of, or was merged or consolidated into, any Borrower; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which any Borrower has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of any Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period or in the ordinary course of business; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of any Borrower; (8) in the case of a successor to any Borrower by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of any Borrower at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Effective Date” has the meaning ascribed to it in the Plan of Reorganization.

“Eligible Accounts” has the meaning ascribed to it in Section 1.6.

“Eligible Inventory” has the meaning ascribed to it in Section 1.7.

“Environmental Laws” means all applicable federal, provincial, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, provincial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from, about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located and, in any event, including all such Borrower’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Borrower, any trade or business (whether or not incorporated) that, together with such Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Borrower or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which would result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan’s qualification or tax exempt status; or (m) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excluded Subsidiaries” means, collectively, (i) General Acceptance Corporation, a California corporation, (ii) E.A. Morris Distributors Limited, a company organized under the laws of Canada, (iii) C/M Products, Inc., a California corporation, (iv) Marquise Ventures Company, Inc., a California corporation, and (v) ASI Office Automation, Inc., a California corporation.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the financial statements of Borrowers delivered in accordance with Section 3.4 and Annex E.

“First Funded Revolver Borrowing Availability” means, as of any date of determination, the lesser of (i) the First Funded Revolver Maximum Amount and (ii) the First Funded Revolver Borrowing Base, in each case, less the aggregate First Funded Revolving Loan then outstanding.

“First Funded Revolver Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount over and above the Revolver Borrowing Base at such time equal to the lesser of:

(a) up to 10% of Eligible Inventory (including Inventory located in Canada) valued at the low of cost (FIFO) or market; or

(b) 7.5% of the net orderly liquidation value of Eligible Inventory;

in each case, less any Reserves established by Agent at such time in its Permitted Discretion.

“First Funded Revolver Maximum Amount” means, as of any date of determination, an amount equal to the First Funded Revolving Loan Commitment of all Lenders as of that date.

“First Funded Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b)(i).

“First Funded Revolving Loan” means, at any time, the aggregate amount of First Funded Revolving Credit Advances outstanding to Borrowers.

“First Funded Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make First Funded Revolving Credit Advances and (b) as to all Lenders, the aggregate commitment of all Lenders to make First Funded Revolving Credit Advances, which aggregate commitment shall be TEN MILLION DOLLARS ($10,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“First Funded Revolving Note” has the meaning ascribed to it in Section 1.1(b)(ii).

“Fiscal Month” means any of the monthly accounting periods of Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrowers ending on December 31 of each year, or such other date as may be consented to by Agent.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of EBITDA plus income attributable to cigarette price increases for such period plus Lease Expenses to Fixed Charges.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Capital Expenditures during such period, plus (d) Lease Expenses paid or accrued during such period.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Borrower.

“Fleming” has the meaning ascribed to it in the recitals to this Agreement.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including all right, title and interest that such Borrower may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Borrower or any computer bureau or service company from time to time acting for such Borrower.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state, provincial or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means as to any Person, without duplication, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), or any radioactive substance.

“Holdings” has the meaning ascribed to it in the preamble to this Agreement.

“Holdings Guaranties” means, collectively, (a) the Administrative Claims Guaranty, (b) the TLV Guaranty and (c) the Non-TLV Guaranty, in each case as defined in the Plan of Reorganization and in form and substance reasonably satisfactory to Agent and Requisite Lenders.

“Holdings Guaranty Restricted Payment” means any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defenses, sinking fund or similar payment and any claims for rescission with respect to, the Holdings Guaranties.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to in Section 1.13.

“Index Rate” means, for any day, (a) with respect to Advances other than Canadian Advances, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum, and (b) with respect to Canadian Advances, a floating rate equal to the higher of (a) the annual rate of interest publicly quoted from time to time by The Wall Street Journal as being “Canadian prime”, “chartered bank prime rate” or words of similar description, and (b) the BA Rate existing on such day in respect of a BA Period of 30 days plus 1.75% per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each applicable Borrower, as amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between Wells Fargo Bank, N.A., as agent for the parties to the Tranche B Loan Facility, and the Agent, as amended from time to time with the prior written consent of Agent, in form and substance reasonably satisfactory to Agent.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any

Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period, and (c) as to any BA Rate Loan, the last day of the applicable BA Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and in any event including inventory, cigarette stamps, merchandise, goods and other personal property that are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Borrower’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Borrower, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Borrower, including the rights of any Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Borrower; (iv) all commodity contracts of any Borrower; and (v) all commodity accounts held by any Borrower.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Judgment Conversion Date” has the meaning ascribed to it in Section 1.19(a).

“Judgment Currency” has the meaning ascribed to it in Section 1.19(a).

“Junior Permitted Acquisition” means a Permitted Acquisition for which the sum of all amounts payable in connection therewith (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) do not exceed $2,500,000 in any one Permitted Acquisition and $10,000,000 in the aggregate for all such Junior Permitted Acquisitions.

“L/C Issuer” has the meaning ascribed to it in Annex B.

“L/C Sublimit” has the meaning ascribed to it in Annex B.

“Lease Expenses” means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases.

“Lenders” means GE Capital, Canadian Lender, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations in accordance with the terms of this Agreement, any assignee of such Lender.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including rights to payment or performance under a letter of credit, whether or not such Borrower, as beneficiary, has demanded or is entitled to demand payment or performance.

“Letters of Credit” means standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers’ acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations. For the avoidance of doubt, the letters of credit identified on Exhibit F shall constitute Letters of Credit under this Agreement.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.5(e)(i); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e) Borrower Representative shall select LIBOR Periods so that there shall be no more than seven (7) separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Borrower.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Master Standby Agreement, the Commitment Letter, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby, including the Confirmation Order and the Confirmation Recognition Order. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Revolving Loan, the Swing Line Loan and the First Funded Revolving Loan.

“Lock Boxes” has the meaning ascribed to it in Annex C.

“Margin Stock” has the meaning ascribed to in Section 3.10.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrowers, as Applicants, and GE Capital.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial or other condition of the Borrowers considered as a whole, (b) Borrowers’ ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Material Contracts” means, collectively, each of the agreements set forth on Exhibit C to the Agreement.

“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment and the First Funded Revolving Loan Commitment of all Lenders as of that date.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.5(f).

“Minimum Liquidity” means the sum of (a) Aggregate Borrowing Availability, less $10,000,000 (or such other amount of Aggregate Borrowing Availability as Borrowers may be required to maintain at any time pursuant to Section 6.10, Annex G, clause (c) of this Agreement), and (b) unrestricted cash.

“Moody’s” has the meaning ascribed to it in Section 6.2.

“Mortgaged Properties” has the meaning assigned to it in Annex D.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Borrower to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent and as the same may be amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Borrower or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” means, collectively, the Revolving Notes, the Swing Line Notes, the First Funded Revolving Notes and the Canadian Note.

“Notice of Canadian Advance” has the meaning ascribed to it in Section 1.1(d).

“Notice of Conversion/Continuation-BA Rate” has the meaning ascribed to it in Section 1.5(e)(ii).

“Notice of Conversion/Continuation- LIBOR” has the meaning ascribed to it in Section 1.5(e)(i).

“Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Notice of First Funded Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b).

“Obligation Currency” has the meaning ascribed to it in Section 1.19(a).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, obligations relating to cash management services, hedging obligations under swaps (including foreign exchange currency swaps), caps and collar arrangements provided by any Lender or any Affiliate of a Lender, expenses, attorneys’ fees and any other sum chargeable to any Borrower solely under the Agreement or any of the other Loan Documents.

“Overadvance” has the meaning ascribed to it in Section 1.1(a)(iii).

“PACA” means, collectively, the Perishable Agricultural Commodities Act, as amended, 7 U.S.C. §499a et seq., the Packers and Stockyards Act of 1921, as amended, 7 U.S.C. §§ 181 et seq. or any other statute of similar import.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Perishable Inventory” means Inventory consisting of packaged baked goods, baked goods, meat, sliced meat and deli, dairy, produce and vegetables, seafood, floral and restaurant goods (as defined by the Borrowers in good faith), in each case having a shelf-life of forty-five (45) days or less.

“Permitted Acquisition” shall have the meaning ascribed to it in Section 6.1 of the Agreement.

“Permitted Discretion” means the Agent’s reasonable good faith judgment in consideration of any factor which (a) could adversely affect (i) the value of any Collateral, (ii) the ability to realize upon the Collateral, (iii) the enforceability or priority of the Agent’s Liens thereon or (iv) the amount that the Agent and the Lenders would be likely to receive from the liquidation thereof, or (b) materially increases the likelihood that the Agent and the Lenders would not receive payment for all of the Obligations.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes, fees or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b) or to the extent that nonpayment thereof is permitted under the Bankruptcy Code; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Borrower is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $50,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Borrower is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created or assigned Liens in favor of Agent, on behalf of Lenders; and (j) Liens permitted under Section 6.7(b) and (d).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” shall have the meaning ascribed to it in the recitals to this Agreement.

“Petty Cash Accounts” means, collectively, the petty cash accounts of the Borrowers listed on Exhibit C hereto, as such Exhibit C may be amended and modified by the Borrowers from time to time with the prior written consent of the Agent.

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to.

“Plan of Reorganization” shall have the meaning ascribed to it in the recitals to this Agreement.

“Pledge Agreements” means, collectively, (a) the Pledge Agreement of even date herewith executed by each Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries and all Intercompany Notes owing to or held by it and (b) any pledge agreements entered into after the Closing Date by any Borrower (as required by the Agreement or any other Loan Document), in each case as amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“Post Confirmation Trust” means that certain trust created pursuant to (a) the Plan of Reorganization and (b) that certain PCT Agreement, dated or to be dated on or about the date hereof, by and among the Debtors, the Unsecured Creditors’ Committee and the PCT Representative (as defined therein), in form and substance reasonably satisfactory to Agent.

“Prepetition Agreement” means that certain Credit Agreement, dated as of June 18, 2002 (as amended), among Fleming and certain of its Subsidiaries, Deutsche Bank Trust Company Americas, as administrative agent, JPMorgan Chase Bank and Citicorp North America, Inc., as syndication agents, Lehman Commercial Paper, Inc. and Wachovia Bank, National Association, documentation agents, and the Prepetition Lenders and other parties thereto from time to time.

“Prepetition Lenders” means the lenders under the Prepetition Agreement.

“Prepetition Tax Escrow Account” means that certain account of Borrowers account number 7150179305 in the name of “Core-Mark International, Inc.” at Union Bank of California in Walnut Creek, California.

“Prior Lender Obligations” means, collectively, (a) all obligations of any Borrower and any of their Subsidiaries (or any of their respective predecessors-in-interest) to the Prepetition Lenders pursuant to the Prepetition Agreement, and all instruments and documents executed pursuant thereto or in connection therewith, and (b) all obligations of any Borrower and any of their Subsidiaries (or any of their respective predecessors-in-interest) to the DIP Lenders pursuant to the DIP Agreement, and all instruments and documents executed pursuant thereto or in connection therewith, in each case, outstanding from time to time.

“Prior Lenders” means, collectively, the Prepetition Lenders and the DIP Lenders.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Borrower from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Borrower against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Borrower against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the projected consolidated balance sheet of Borrowers as of July 31, 2004 after giving pro forma effect to the Related Transactions.

“Projections” means the Borrowers’ financial information and projections attached as Exhibit 3 to the Disclosure Statement.

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the First Funded Revolving Loan, the percentage obtained by dividing (i) the First Funded Revolving Loan Commitment of that Lender by (ii) the aggregate First Funded Revolving Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

“Protective Overadvances” means Overadvances which are made or undertaken in Agent’s discretion to (a) protect and preserve the Collateral or (b) protect and preserve the interests of the Lenders, provided that the aggregate outstanding amount of Protective Overadvances shall not exceed $10,000,000 at any time without the prior written consent of Requisite Lenders.

“Put Date” has the meaning ascribed to it in Section 1.21.

“Put Fee” has the meaning ascribed to it in Section 1.9(d).

“Put Notice” has the meaning ascribed to it in Section 1.21.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no

Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Subordinated Debt or Stock issued by any Borrower shall be a Qualified Assignee.

“RCT Report” has the meaning ascribed to it in Annex F.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Reclamation Creditors’ Committee” means the official committee of reclamation creditors appointed in the Chapter 11 Case

“Reclamation Creditors’ Trust” means that certain trust created pursuant to (a) the Plan of Reorganization and (b) that certain RCT Agreement, dated or to be dated on or about the date hereof, by and among the Debtors, the Reclamation Creditors’ Committee and RCT Representative (as defined therein), in form and substance reasonably satisfactory to Agent.

“Refinancing” means the repayment, on the Closing Date, in full by Borrowers of the Prior Lender Obligations outstanding on the Closing Date.

“Refunded Swing Line Loan” has the meaning ascribed to it in Section 1.1(c)(iii).

“Related Transactions” means the initial borrowing under the Revolving Loan and the First Funded Revolving Loan on the Closing Date, the making of the Tranche B Loans pursuant to the Tranche B Loan Facility on the Closing Date, the Refinancing, the consummation of the Plan of Reorganization, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the documents evidencing the Tranche B Loan Facility, the Plan of Reorganization, the Disclosure Statement and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite Lenders” means Lenders having (a) more than 66 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of all Loans.

“Reserves” means (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established in its Permitted Discretion pursuant to Section 5.4(c), and (c) such other reserves against Eligible Accounts, Eligible Inventory or Borrowing Availability of any Borrower that Agent may, in its Permitted Discretion, establish from time to time upon notice to the Borrower Representative.

“Restricted Leasehold Interest” means any leasehold interest (but excluding the proceeds thereof) of any Borrower where the respective underlying lease prohibits such Borrower from granting a Lien in such leasehold interest.

“Restricted Payment” means, with respect to any Borrower, (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Borrower’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt (other than a Tranche B Restricted Payment and a Holdings Guaranty Restricted Payment); (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Borrower now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Borrower’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of any Borrower in its capacity as a Stockholder; and (g) any payment of management fees (or other fees of a similar nature) by such Borrower to any Stockholder of such Borrower or its Affiliates.

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“Revolver Borrowing Availability” means, as of any date of determination, the lesser of (i) the Revolver Maximum Amount and (ii) the Revolver Borrowing Base, in each case, less the sum of the aggregate Revolving Loan and Swing Line Loan then outstanding, and subject to adjustment pursuant to Section 1.1(b)(i) hereof.

“Revolver Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:

(a) up to 85% of the book value of Eligible Accounts;

(b) up to the lesser of (i) 65% of the book value of Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market and (ii) 85% of the net orderly liquidation value of Eligible Inventory, in each case excluding Inventory constituting unaffixed tax stamps; and

(c) up to 90% of the cost of the Borrowers’ unaffixed tax stamps on hand which constitute Eligible Inventory, in each case, less any Reserves established by Agent at such time in its Permitted Discretion.

“Revolver Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

“Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances (including Canadian Advances) outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be TWO HUNDRED FORTY MILLION DOLLARS ($240,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“S&P” has the meaning ascribed to it in Section 6.2.

“SEC” has the meaning ascribed to it in Section 3.4.

“SEC Investigation” has the meaning ascribed to it in Section 3.4.

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and Borrowers, as amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the fair value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means the Indebtedness of the Borrowers evidenced by the documents described in clauses (a) and (b) of the definition of “Subordinated Debt Documents” and any other Indebtedness of any Borrower subordinated to the Obligations in a manner and form reasonably satisfactory to Agent and Requisite Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder and subject to an intercreditor or subordination agreement in form and substance reasonably satisfactory to Agent and Requisite Lenders.

“Subordinated Debt Documents” means, collectively, (a) the documents evidencing the Tranche B Loan Facility, (b) the Holdings Guaranties and (c) any other agreement, instrument, guaranty or other document evidencing or relating to any Subordinated Debt, in each case in form and substance reasonably satisfactory to Agent and Requisite Lenders.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Supermajority Lenders” means Lenders having (a) more than 80% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 80% of the aggregate outstanding amount of all Loans.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swing Line Advance” has the meaning ascribed to it in Section 1.1(c)(i).

“Swing Line Availability” has the meaning ascribed to it in Section 1.1(c)(i).

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

“Swing Line Lender” means GE Capital.

“Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to any Borrower or to all Borrowers.

“Swing Line Note” has the meaning ascribed to it in Section 1.1(c)(ii).

“Target” shall have the meaning ascribed to it in Section 6.1 of the Agreement.

“Tax Trust Accounts” means, collectively, those accounts identified on Disclosure Schedule (3.19) as such and established for the sole purpose of securing the payment of taxes imposed on the Borrowers by any Governmental Authority of the United States or Canada in the ordinary course of business.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto (including, without limitation, cigarette taxes imposed by any Governmental Authority in the United States or Canada), excluding taxes imposed on or measured by the net income of Agent or a Lender by the United States or other jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Termination Date” means the date on which (a) the Loans have been repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations not yet due and payable), (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrowers has any further right to borrow any monies under the Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Tranche B Loan Facility” has the meaning ascribed to it in the recitals to this Agreement.

“Tranche B Loans” means the Note Obligations under the Tranche B Loan Facility, including “Specified LC” reimbursement obligations, amounts payable with respect to the “Notes”, each as defined therein, and interest, fees and other amounts payable under the Tranche B Loan Facility.

“Tranche B Restricted Payment” means, with respect to any Borrower, any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, the Tranche B Loans. For the avoidance of doubt, the parties hereto acknowledge and agree that any cancellation, termination or expiration of any letter of credit issued under the Tranche B Loan Facility shall not constitute a Tranche B Restricted Payment hereunder.

“Trusts” means, collectively, the Post Confirmation Trust and the Reclamation Creditors’ Trust. The assets to be transferred to the Trusts pursuant to the Plan of Reorganization (and which will be excluded from the Collateral) are set forth on Exhibits D and E, respectively, to this Agreement.

“Unfunded Pension Liability” means the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.

“Unsecured Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Case.

“US Collection Account” means that certain account of Agent, account number 502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York, ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “US Collection Account”.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Borrower, such words are intended to signify that such Borrower has actual knowledge or awareness of a particular fact or circumstance or that such Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.2)

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CREDIT AGREEMENT

LETTERS OF CREDIT

(a) Issuance. Subject to the terms and conditions of the Agreement, Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of Borrower and for Borrowers’ account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent and reasonably satisfactory to Borrower Representative (each, an “L/C Issuer”) for Borrowers’ account and guaranteed by Agent; provided, that if the L/C Issuer is a Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) ONE HUNDRED SIXTY MILLION DOLLARS ($160,000,000) (the “L/C Sublimit”) and (ii) the Revolver Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and (iii) the Revolver Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Agent, in its sole discretion (other than with respect to customary evergreen provisions to the extent consented to by Agent in its sole discretion), and neither Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

(b) (i) Advances Automatic; Participations. In the event that Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to the Borrowers under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Pro Rata Share of any such payment.

(ii) If it shall be illegal or unlawful for any Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Lender, then (A) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

(c) Cash Collateral.

(i) If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement, including Section 8.2 of the Agreement, prior to the Commitment Termination Date, Borrowers will pay to Agent, for the ratable benefit of itself and Lenders, cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrowers. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution reasonably acceptable to Agent. The Cash Collateral Account shall be in the name of the Borrowers and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Borrowers hereby pledge and grant to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

(iii) From time to time after funds are deposited in the Cash Collateral Account by Borrowers, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrowers to Agent and Lenders with respect to such Letter of Credit Obligations of

Borrowers and, upon the satisfaction in full of all Letter of Credit Obligations of Borrowers, to any other Obligations of Borrowers then due and payable.

(iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional collateral.

(d) Fees and Expenses. Borrowers agree to pay to Agent for the benefit of Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each month and on the Commitment Termination Date. In addition, Borrowers shall pay to any L/C Issuer, on demand, such reasonable fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e) Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give Agent at least two (2) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit in the form of Exhibit B attached hereto. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Agent and the L/C Issuer.

(f) Obligation Absolute. The obligation of Borrowers to reimburse Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

(g) Indemnification; Nature of Lenders’ Duties.

(i) In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence, bad faith or willful misconduct of Agent or such Lender.

(ii) As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made as a result of its gross negligence, bad faith or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender except as a result of the Agent’s or any Lender’s gross negligence, bad faith or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer and a Master Standby Agreement entered into with Agent.

ANNEX C (Section 1.8)

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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

I. US Cash Management. Each Borrower shall establish and maintain the Cash Management Systems described below:

(a) On or before the Closing Date and until the Termination Date, each Borrower shall, unless otherwise consented to by Agent in its sole discretion, (i) establish lock boxes (“Lock Boxes”) or blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes or Blocked Accounts, and (ii) deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Borrower’s name and at a bank identified in Disclosure Schedule (3.19) (each, a “Relationship Bank”). On or before the Closing Date, each Borrower shall have established a concentration account in its name (each a “Concentration Account” and collectively, the “Concentration Accounts”) at the bank or banks that shall be designated as the Concentration Account bank for each such Borrower in Disclosure Schedule (3.19) (each a “Concentration Account Bank” and collectively, the “Concentration Account Banks”), which banks shall be reasonably satisfactory to Agent.

(b) Each Borrower may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to such Borrower pursuant to Section 1.1 for use by such Borrower solely in accordance with the provisions of Section 1.4.

(c) On or before the Closing Date, each Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks (other than Petty Cash Accounts, Tax Trust Accounts, the Prepetition Tax Escrow Account, payroll accounts, Borrowers’ depository account no. 7516436 (the “W&M Account”) maintained at Wilson & Muir in Leitchfield, Kentucky (“W&M”), Borrowers’ disbursement account no. 3299781296 (the “BofA Account”) maintained at Bank of America, N.A., in Dallas, Texas, and the Borrowers’ account no. 3500594164 (the “Union Planters Account”) maintained at Union Planters Bank in Henderson, Tennessee), shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and the applicable Borrower, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) except as otherwise consented to by Agent in its sole discretion, the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) except as otherwise consented to by Agent in its sole discretion, from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees, to forward immediately all available funds in each Blocked Account to such Borrower’s Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account and (B) with respect to each Concentration Account Bank, such bank agrees, to immediately forward all available funds in the applicable Concentration Account to the US Collection Account through daily sweeps from such Concentration Account into the US Collection Account.

(d) Unless a Default or Event of Default shall have occurred and be continuing, Agent shall remit any proceeds remaining in the US Collection Account following payment in full of all outstanding Obligations which are due and payable directly to the Disbursement Accounts as directed by Borrower Representative.

(e) No Borrower shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in (i) except to the extent permitted in clause (d) above, Disbursement Accounts (excluding Petty Cash Accounts, the Tax Trust Accounts and the Prepetition Tax Trust Account) or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date, amounts necessary to fund scheduled wire transfers and electronic funds transfers, and amounts necessary to meet minimum balance requirements, (ii) Tax Trust Accounts in an amount greater than required by the applicable Governmental Authority for whose benefit such account was created, (iii) the Prepetition Tax Trust Account in excess of amounts required to cover standard bank fees pertaining to such account or (iv) any Petty Cash Account in an amount in excess of the amount set forth opposite such Petty Cash Account on Exhibit C hereto. On or prior to the Closing Date, Borrowers shall have provided evidence reasonably satisfactory to Agent that Borrowers have in effect standing non-retractable instructions with W&M pursuant to which Borrowers have instructed W&M to, on a daily basis, forward all available funds in the W&M Account to the applicable Concentration Account. On or prior to the date which is ninety (90) days following the Closing Date, Borrowers shall have permanently closed the BofA Account, the Union Planters Account and the Prepetition Tax Escrow Account and shall have transferred all funds in such accounts on such date to accounts subject to a tri-party blocked account agreement (in form and substance reasonably satisfactory to Agent) in favor of Agent, for the benefit of itself and Lenders, and shall have provided Agent with evidence reasonably satisfactory of the same.

(f) So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box, Blocked Account, Concentration Account, Disbursement Account or other account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box (other than payroll accounts, Tax Trust Accounts, Petty Cash Accounts or other unblocked accounts acceptable to Agent), the applicable Borrower, and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent. Borrowers shall close any of their accounts (and in any event within forty-five (45) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(g) The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts (excluding, for the avoidance of doubt, payroll accounts, Tax Trust Accounts, the Prepetition Tax Escrow Account, Petty Cash Accounts and other unblocked accounts acceptable to Agent) shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Borrower shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(h) All amounts deposited in the US Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the US Collection Account.

(i) Each Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a “Related Person”) to (x) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment of the Borrowers received by such Borrower or any such Related Person, and (y) within one (1) Business Day after receipt by such Borrower or any such Related Person of any checks, cash or other items of payment of the Borrowers, deposit the same into a Blocked Account of such Borrower. Each Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

II. Canadian Cash Management. To the extent not covered by Section I above, each Borrower shall establish and maintain the Cash Management Systems described below:

(a) On or before the Closing Date and until the Termination Date, each Borrower shall, unless otherwise consented to by Agent in its sole discretion, (i) establish blocked accounts (“Canadian Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Canadian Blocked Accounts, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more Canadian Blocked Accounts in such Person’s name and at a bank identified in Disclosure Schedule (3.19) (each, a “Canadian Relationship Bank”). On or before the Closing Date, each Borrower shall have established a concentration account in its name (each a

“Canadian Concentration Account” and collectively, the “Canadian Concentration Accounts”) at the bank or banks that shall be designated as the Canadian Concentration Account bank for each such Person in Disclosure Schedule (3.19) (each a “Canadian Concentration Account Bank” and collectively, the “Canadian Concentration Account Banks”), which banks shall be reasonably satisfactory to Agent.

(b) Each Borrower may maintain, in its name, an account (each a “Canadian Disbursement Account” and collectively, the “Canadian Disbursement Accounts”) at a bank reasonably acceptable to Agent into which Canadian Lender shall, from time to time and subject to clause (d) below, deposit proceeds of Canadian Advances and made to such Person pursuant to Section 1.1 for use by such Person solely in accordance with the provisions of Section 1.4.

(c) On or before the Closing Date, each Canadian Concentration Account Bank, each bank where a Canadian Disbursement Account (other than Petty Cash Accounts, payroll accounts and the Tax Trust Accounts) is maintained and all other Canadian Relationship Banks (including such bank where the Canadian FX Conversion Account is maintained), shall have entered into blocked account agreements with Agent, for the benefit of itself and Lenders, Canadian Lender and the applicable Borrower, as applicable, in form and substance reasonably acceptable to Agent and Canadian Lender, which shall become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Canadian Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) except as otherwise consented to by Agent in its sole discretion, the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) except as otherwise consented to by Agent in its sole discretion, from and after the Closing Date, (A) with respect to banks at which a Canadian Blocked Account is maintained, such bank agrees, upon receipt of notice from Borrowers, to forward all available funds in each Canadian Blocked Account into the applicable Canadian Concentration Account and (B) with respect to each Canadian Concentration Account Bank, such bank agrees, upon receipt of notice from Borrowers, to forward all available funds in the applicable Canadian Concentration Account to the Canadian Collection Account.

(d) So long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) Borrowers have Aggregate Borrowing Availability equal to or greater than $10,000,000 (net of the Aggregate Borrowing Availability equal to at least $10,000,000 or such other amount of Aggregate Borrowing Availability as Borrowers may be required to maintain at any time pursuant to Section 6.10, Annex G, clause (c)), Canadian Lender shall remit any proceeds remaining in the Canadian Collection Account following payment in full of all outstanding Canadian Advances directly to the Canadian Disbursement Accounts as directed by Borrower Representative. If (i) an Default or Event of Default shall have occurred and be continuing or (ii) Borrowers have Aggregate Borrowing Availability less than $10,000,000 (net of the Aggregate Borrowing Availability equal to at least $10,000,000 or such other amount of Aggregate Borrowing Availability as Borrowers may be required to maintain at any time pursuant to Section 6.10, Annex G, clause (c)), Borrowers acknowledge that Agent shall provide written notice to each bank where a Canadian Disbursement Account (other than Petty Cash

Accounts, payroll accounts and the Tax Trust Accounts) is maintained instructing such bank to remit all available funds (other than amounts sufficient to cover checks outstanding against such accounts as of that date, amounts necessary to fund scheduled wire transfers and electronic funds transfers as of such date, and amounts necessary to meet minimum balance requirements) in such accounts immediately to the Canadian Concentration Account without the further consent of, or notice to, the Borrowers.

(e) The Borrowers agree to provide notice to all Canadian Relationship Banks authorizing and instructing such banks to forward all available funds in each Canadian Blocked Account into the applicable Canadian Concentration Account on each Business Day by not later than 1 p.m. (New York time), provided that, with respect to Borrowers’ account nos. 11239-00107-15, 71480-00009-14 and 40527-00104-13 maintained at Scotia Bank, Borrowers agree to provide such notice weekly by not later than 1 p.m. (New York time) on each Friday unless the aggregate amount in such accounts exceeds $1,000,000 at any time, in which case Borrowers agree to provide such notice on each Business Day by not later than 1 p.m. (New York time). The Borrowers further agree to provide notice to all Canadian Concentration Account Banks authorizing and instructing such banks to forward all available funds in each Canadian Concentration Account into the Canadian Collection Account on each Business Day by not later than 1 p.m. (New York time).

(f) No Borrower shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in (i) payroll accounts or, except to the extent permitted in clause (d) above, Canadian Disbursement Accounts (excluding Petty Cash Accounts, the Tax Trust Accounts and the Prepetition Tax Trust Account) as of any date of determination in excess of checks outstanding against such accounts as of that date, amounts necessary to fund scheduled wire transfers and electronic funds transfers, and amounts necessary to meet minimum balance requirements, (ii) Tax Trust Accounts in an amount greater than required by the applicable Governmental Authority for whose benefit such account was created, or (iii) any Petty Cash Account in an amount in excess of the amount set forth opposite such Petty Cash Account on Exhibit C hereto.

(g) At any time (i) a Default or Event of Default shall have occurred and be continuing or (ii) Borrowers have Aggregate Borrowing Availability less than $10,000,000 (net of the Aggregate Borrowing Availability equal to at least $10,000,000 or such other amount of Aggregate Borrowing Availability as Borrowers may be required to maintain at any time pursuant to Section 6.10, Annex G, clause (c)), Canadian Lender shall, following payment in full of all outstanding Canadian Advances, remit any proceeds remaining in the Canadian Collection Account directly to the Canadian FX Conversion Account to be converted into Dollars by the bank where such account is maintained for subsequent remittance to the US Collection Account to be applied to the outstanding Loans and other Obligations.

(h) So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Canadian Relationship Bank or Canadian Blocked Account or to replace any Canadian Concentration Account or any Canadian Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, the applicable Borrower, as applicable, and such bank shall have executed and delivered to Agent and Canadian Lender a blocked account agreement, in form and substance reasonably satisfactory to Agent. Each Borrower shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within forty-five (45) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such accounts or Agent’s liability under any blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(i) The Canadian Blocked Accounts, Canadian Disbursement Accounts and the Canadian Concentration Accounts (including the Canadian FX Conversion Account but excluding, for the avoidance of doubt, payroll accounts, Tax Trust Accounts and Petty Cash Accounts) shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Borrower shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(j) All amounts deposited in the Canadian Collection Account shall be deemed received by Canadian Lender in accordance with Section 1.10 and shall be applied (and allocated) by Canadian Lender in accordance with Section 1.11 and the Canadian Lender shall pay the Put Fee pursuant to Section 1.9(d). In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Canadian Collection Account.

(k) Each Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Person (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment of the Borrowers received by such Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by such Borrower or any such Related Person of any checks, cash or other items of payment of the Borrowers, deposit the same into a Canadian Blocked Account of such Borrower. Each Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Canadian Blocked Accounts.

ANNEX D (Section 2.1(a) )

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CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A. Appendices. All Appendices to the Agreement, in form and substance reasonably satisfactory to Agent.

B. Revolving Notes, Swing Line Notes, First Funded Revolving Notes and Canadian Note. Duly executed originals of the Revolving Notes, Swing Line Notes, First Funded Revolving Notes and Canadian Note for each applicable Lender, dated the Closing Date.

C. Security Agreement. Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

D. Insurance. Reasonably satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders.

E. Security Interests and Code Filings.

(a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Borrower (including financing statements under the Code and Canadian equivalent and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may reasonably request in order to perfect its security interests in the Collateral and (ii) copies of Code and Canadian equivalent search reports listing all effective financing statements that name any Borrower as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to Permitted Encumbrances.

(b) Evidence reasonably satisfactory to Agent, including copies, of all UCC-1 and other (including Canadian equivalent) financing statements filed in favor of any Borrower with respect to each location, if any, at which Inventory may be consigned.

(c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by each Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of each Borrower, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Borrower.

F. Payoff Letter; Termination Statements. Copies of a duly executed payoff letter, in form and substance reasonably satisfactory to Agent, by and between all parties to the Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC or other appropriate domestic and foreign financing statements, in form and substance satisfactory to Agent, terminating all Liens of Prior Lender upon any of the personal property of each Borrower, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Lender or relating to the Prior Lender Obligations.

G. Intellectual Property Security Agreement. Duly executed originals of the Intellectual Property Security Agreement, dated as of the Closing Date and signed by each Borrower which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

H. Intercreditor Agreement. Originals of the Intercreditor Agreement, duly executed and delivered by each of Wells Fargo Bank, N.A., as agent for the purchasers party to the Tranche B Loan Facility, Borrowers and Agent.

I. Initial Borrowing Base Certificate. Duly executed originals of an initial Borrowing Base Certificate from the Borrower Representative, dated the Closing Date, reflecting information concerning Eligible Accounts and Eligible Inventory of such Borrower as of a date not more than seven (7) days prior to the Closing Date.

J. Initial Notice of Advances. Duly executed originals of a Notice of First Funded Revolving Credit Advance, Notice of Revolving Credit Advance and/or Notice of Canadian Advance, dated the Closing Date, with respect to the initial Advances to be requested by Borrower Representative on the Closing Date.

K. Letter of Direction. Duly executed originals of a letter of direction from Borrower Representative addressed to Agent, on behalf of itself and Lenders, and Canadian Lender with respect to the disbursement on the Closing Date of the proceeds of the initial Advances.

L. Cash Management System; Blocked Account Agreements. Evidence reasonably satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

M. Charter and Good Standing. For each Borrower, such Person’s (a) charter and all amendments thereto and (b) good standing certificates (including verification of payment of all franchise taxes, if available in such jurisdiction) in its state of incorporation, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

N. Bylaws and Resolutions. For each Borrower, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s board of directors or equivalent governing body, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

O. Incumbency Certificates. For each Borrower, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

P. Opinions of Counsel. Duly executed originals of opinions of (a) Kirkland & Ellis LLP, counsel for the Borrowers, and (b) Goodmans LLP, Canadian counsel to the Borrowers, together with any other local counsel opinions (including opinion(s) of counsel delivered by or on behalf of Borrowers in respect of the Tranche B Facility closing) reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and, in the case of the opinion(s) of counsel delivered by or on behalf of Borrowers in respect of the Tranche B Facility closing, reliance language or a reliance letter allowing the Agent and Lenders to rely on such opinion(s).

Q. Pledge Agreement. Duly executed originals of the Pledge Agreement accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to the Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to the Pledge Agreement, duly endorsed in blank.

R. Officer’s Certificate. Agent shall have received duly executed originals of a certificate of the Chief Financial Officer (or other similar officer) of Borrower Representative, dated the Closing Date, stating that since November 1, 2003, (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which any Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could reasonably be expected to challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by any Borrower other than as provided for in the Plan of Reorganization and the Disclosure Statement; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Borrower other than (i) as a result of asset sales and dispositions consummated in the Chapter 11 Case accordance with orders of the Bankruptcy Court and (ii) as provided for in the Plan of Reorganization and the Disclosure Statement.

S. Waivers. Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements providing for collateral access, each in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9.

T. Appraisals. Agent shall have received appraisals as to all Inventory, each of which shall be in form and substance reasonably satisfactory to Agent.

U. Financials; Financial Condition. Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by Borrower Representative’s Chief Financial Officer (or other similar officer), in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Financial Officer (or other similar officer) of each Borrower, based on such Pro Forma and Projections, to the effect that (a) such Borrower (other than Subsidiaries of Core-Mark International, Inc.) will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of the Borrowers as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; and (c) the Projections are based upon estimates and assumptions stated therein, all of which such Borrower believes to be reasonable and fair in light of current conditions and current facts known to such Borrower and, as of the Closing Date, reflect such Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein.

V. Master Standby Agreement. A Master Agreement for Standby Letters of Credit among Borrowers and GE Capital.

W. Certification of Certain Documents. Agent shall have received copies of the executed documents evidencing (a) the Subordinated Debt (including, without limitation, the Holdings Guaranties and the documents evidencing the Tranche B Loan Facility), (b) the Trusts, (c) the Plan of Reorganization and the Disclosure Statement, (d) the Confirmation Order and (e) the Confirmation Recognition Order, in each case certified by Borrower Representative’s Chief Financial Officer (or other similar officer) as correct and complete and in full force and effect as of the Closing Date.

X. Mortgages. Mortgages covering all of the owned Real Estate (the “Mortgaged Properties”) together with: (a) ALTA title insurance policies (with endorsements) from a title insurance company reasonably acceptable to Agent, for the full amount of the Mortgages (the premiums for which shall have been paid in full), current as-built surveys, zoning letters (and, if required, a zoning endorsement to the applicable title insurance policy or a zoning opinion from counsel reasonably acceptable to Agent) and certificates of occupancy, in each case reasonably satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state in which any Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to Agent.

Y. Other Documents. Such other certificates, documents and agreements respecting any Borrower as Agent may reasonably request.

ANNEX E (Section 4.1(a))

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CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a) Monthly Financials. To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Month, financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer (or other similar officer) of Borrower Representative consisting of, on a consolidated basis, (i) unaudited balance sheets as of the close of such Fiscal Month; and (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer (or other similar officer) of Borrower Representative that (A) such financial information in clauses (i) and (ii) above presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of the applicable Borrowers and their Subsidiaries as at the end of such Fiscal Month and (B) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b) Quarterly Financials. To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, consolidated financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer (or other similar officer) of Borrower Representative, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the budget for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate” showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer (or other similar officer) of Borrower Representative that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrowers shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter commencing with the

Fiscal Quarter ending December 31, 2004, a management discussion and analysis that includes a comparison of performance for such Fiscal Quarter to the corresponding period in the prior year consistent with the requirements of public disclosure.

(c) Operating Plan. To Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for Borrowers, on a consolidated basis, approved by the Board of Directors of Borrowers, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Aggregate Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d) Annual Audited Financials. To Agent and Lenders, within the earlier to occur of (i) the date which is one hundred twenty (120) days after the end of each Fiscal Year or (ii) the date required for filing by the SEC or other applicable securities exchange, as applicable, audited Financial Statements for Borrowers and their Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by Burr, Pilger & Mayer LLP or another independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred during such period (or specifying those Defaults and Events of Default that they became aware of), (iii) a letter addressed to Agent, on behalf of itself and Lenders, in form and substance reasonably satisfactory to Agent and subject to standard qualifications required by nationally recognized accounting firms, signed by such accounting firm acknowledging that Agent and Lenders are entitled to rely upon such accounting firm’s certification of such audited Financial Statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (v) the certification of the Chief Executive Officer or Chief Financial Officer (or other similar officer) of Borrowers that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e) Management Letters. To Agent and Lenders, within five (5) Business Days after receipt thereof by any Borrower, copies of all management letters, exception reports or similar letters or reports, if any, received by such Borrower from its independent certified public accountants.

(f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by Holdings to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings with any securities exchange or with the SEC or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Borrower to the public concerning material changes or developments in the business of any such Person.

(h) Subordinated Debt and Equity Notices. To Agent, (i) as soon as practicable, copies of all material agreements relating to any Subordinated Debt entered into after the Closing Date as permitted hereunder, (ii) (i) as soon as practicable, copies of all material written notices given or received by any Borrower with respect to any such Subordinated Debt or Stock of such Borrower, and (iii) within two (2) Business Days after any Borrower obtains knowledge of any matured or unmatured event of default with respect to any such Subordinated Debt, notice of such event of default.

(i) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

(j) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Borrower that (A) seeks damages in excess of $500,000, (B) seeks injunctive relief, (C) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Borrower or ERISA Affiliate in connection with any Plan, (D) alleges criminal misconduct by any Borrower, (E) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities or (F) involves any product recall affecting Inventory having an aggregate fair market value greater than $500,000.

(k) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

(l) Lease Default Notices. To Agent, (i) within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, (ii) monthly, within three (3) Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location for which a landlord or bailee waiver has not been obtained and (iii) such other notices or documents as Agent may reasonably request.

(m) Lease Amendments. To Agent, within two (2) Business Days after receipt thereof, copies of all material amendments to real estate leases.

(n) Hedging Agreements. To Agent within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.

(o) Other Documents. To Agent and Lenders, such other financial and other information respecting any Borrower’s business or financial condition as Agent or any Lender shall from time to time reasonably request.

(p) Bankruptcy Matters. To Agent, copies of all monthly reports, projections, or other information respecting Borrowers’ or any Subsidiary of Borrowers’ business or financial condition or prospects as well as all pleadings, motions, applications and judicial information, if any, filed by or on behalf of Borrowers with the Bankruptcy Court or provided by or to the U.S. Trustee, at the time such document is filed with the Bankruptcy Court, or provided by or, to the U.S. Trustee.

ANNEX F (Section 4.1(b))

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CREDIT AGREEMENT

COLLATERAL REPORTS

The Borrowers shall deliver or cause to be delivered the following:

(a) To Agent, upon its reasonable request, and in any event no less frequently than by 3:00 p.m. (New York time) on Wednesday of each week (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding week:

(i) a summary of Inventory and type and a summary of Inventory by location, in each case with a supporting perpetual Inventory report and accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii) a weekly summary of Accounts outstanding aged from invoice or due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(iii) a Borrowing Base Certificate, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(b) To Agent, promptly upon receipt thereof, a copy of the reports and other materials delivered to Borrower by the Reclamation Creditors’ Trust pursuant to Section 4.8 of each of the TLV Guaranty and the Non-TLV Guaranty (collectively, the “RCT Report”), in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(c) To Agent, (i) on a weekly basis or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date) and (ii) as a condition to Advances made hereunder, collateral reports with respect to Borrowers, including all additions and reductions (cash and non-cash) with respect to Accounts of Borrowers, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding applicable period referenced in clauses (i) and (ii) above;

(d) To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E:

(i) a Borrowing Base Certificate, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion (including, without limitation, (A) a cigarette tax liability reserve spreadsheet in the form previously distributed to Agent and (B) at Agent’s request, detail regarding the current payment status on the Borrowers’ leased locations), prepared by the Borrower Representative as of the last day of such month for which such Financial Statements are delivered;

(ii) a reconciliation of the Accounts trial balance of the Borrowers to the most recent monthly Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(iii) a summary reconciliation of the perpetual inventory by location of the Borrowers to the most recent monthly Borrowing Base Certificate and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(iv) a reconciliation of accounts payable to the Borrowers’ monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(v) to the extent Borrowers are able to produce such summary using reasonable best efforts, a monthly summary of accounts payable outstanding aged from invoice or due date, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(vi) a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to the Borrowers’ monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and

(vii) an electronic monthly detailed trial balance showing Accounts outstanding aged from due date by customer as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion.

(e) To Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E, a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Borrower with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Month;

(f) Each Borrower, at its own expense, shall deliver to Agent the results of each physical verification, if any, that such Borrower may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, each Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);

(g) Each Borrower, at its own expense, shall deliver to Agent appraisals of its assets as Agent may request (i) no more frequently than once per year for the Fiscal Years ending December 31, 2005 and December 31, 2006, and (ii) at any time upon such request after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be (A) conducted by an appraiser reasonably satisfactory to Agent and Borrower Representative (Borrower Representative’s consent not to be unreasonably withheld) and (B) in form and substance reasonably satisfactory to Agent; and

(h) Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of any or all Borrowers as Agent shall from time to time request in its reasonable discretion.

ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Maximum Capital Expenditures. The Borrowers on a consolidated basis shall not make Capital Expenditures (excluding Capital Expenditures financed with the proceeds of insurance, condemnation awards, and asset sales to the extent permitted hereunder) that exceed cumulatively during each Fiscal Year set forth below the amounts set forth opposite such Fiscal Quarter during such Fiscal Year:

Fiscal Quarter Ending	Maximum Year-To-Date Capital Expenditures
September 30, 2004	$14,300,000
December 31, 2004	$17,500,000
March 31, 2005	$4,000,000
June 30, 2005	$8,100,000
September 30, 2005	$10,400,000
December 31, 2005	$11,500,000
March 31, 2006	$11,500,000
June 30, 2006	$11,500,000
September 30, 2006	$11,500,000
December 31, 2006	$11,500,000
March 31, 2007	$11,500,000
June 30, 2007	$11,500,000

(b) Minimum EBITDA. The Borrowers, on a consolidated basis, shall have, at the end of each period set forth in the respective tables below, EBITDA for the trailing period then ended of not less than the following:

Period Ending:	Year-To-Date EBITDA
August 31, 2004	$15,900,000
September 30, 2004	$18,100,000
October 31, 2004	$20,100,000
November 30, 2004	$22,500,000
December 31, 2004	$23,900,000

Twelve-Month Period Ending:	EBITDA
March 31, 2005	$26,400,000
June 30, 2005	$29,500,000
September 30, 2005	$31,700,000
December 31, 2005	$35,400,000
March 31, 2006	$37,300,000
June 30, 2006	$40,300,000
September 30, 2006	$44,100,000
December 31, 2006	$47,100,000
March 31, 2007	$49,000,000
June 30, 2007	$52,100,000

(c) Minimum Aggregate Borrowing Availability. Borrowers shall maintain Aggregate Borrowing Availability of not less than $10,000,000 at all times; provided that, if (i) Borrowers do not deliver copies of Debtors’ audited financial statements for each of the Fiscal Years ended December 31, 2002 and December 31, 2003, in form and substance reasonably satisfactory to Agent (the “2002/2003 Audited Financials”), on or prior to September 30, 2004, the minimum Aggregate Borrowing Availability shall then be immediately increased without notice to $15,000,000 at all times, and (ii) if Borrowers do not deliver copies of the 2002/2003 Audited Financials to Agent on or prior to December 1, 2004, the minimum Aggregate Borrowing Availability shall then be immediately increased without notice to $20,000,000 at all times; and provided, further, that upon Borrowers’ delivery of the 2002/2003 Audited Financials to Agent, the minimum Aggregate Borrowing Availability shall then be immediately reduced without notice to $10,000,000 at all times.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

ANNEX H (Section 9.9(a))

to

CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

Name:	GeneralElectric Capital Corporation
Bank:	DeutscheBank Trust Company Americas New York, New York
ABA #:	021001033
Account #:	50232854
Account Name:	GECC/CAF Depository
Reference:	CFN 5716

H-1

ANNEX I (Section 11.10)

to

CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Agent or GE Capital, at
General Electric Capital Corporation
201 Merritt 7 – 3rd Floor
P.O. Box 5201
Norwalk, Connecticut 06856
Attention: Account Manager
Telecopier No.: (203) 956-4239
Telephone No.: (203) 956-4103

with copies to:

Paul, Hastings, Janofsky & Walker LLP
1055 Washington Boulevard
Stamford, Connecticut 06901
Attention: Leslie A. Plaskon, Esq.
Telecopier No.: (203) 359-3031
Telephone No.: (203) 961-7400

and

General Electric Capital Corporation
201 Merritt 7 – 3rd Floor
P.O. Box 5201
Norwalk, Connecticut 06856
Attention: Corporate Counsel - Commercial Finance
Telecopier No.: 203-956-4001
Telephone No.: 203-956-4383

(A)	If to Canadian Lender, at
GE Canada Finance Holding Company
c/o General Electric Capital Canada Inc.
11 King Street West
Suite 1500
Toronto, Ontario M5H 4C7
Attention: Core-Mark Account Manager
Telecopier No.: (416) 202-6226
Telephone No.: (416) 202-6200

with copies to:

General Electric Capital Corporation
201 Merritt 7 – 3rd Floor

I-1

P.O. Box 5201
Norwalk, Connecticut 06856
Attention: Account Manager
Telecopier No.: (203) 956-4239
Telephone No.: (203) 956-4103

and

Paul, Hastings, Janofsky & Walker LLP
1055 Washington Boulevard
Stamford, Connecticut 06901
Attention: Leslie A. Plaskon, Esq.
Telecopier No.: (203) 359-3031
Telephone No.: (203) 961-7400

and

General Electric Capital Corporation
201 Merritt 7 – 3rd Floor
P.O. Box 5201
Norwalk, Connecticut 06856
Attention: Corporate Counsel - Commercial Finance
Telecopier No.: 203-956-4001
Telephone No.: 203-956-4383

(C)	If to any Borrower, to Borrower Representative, at

Core-Mark International, Inc.
395 Oyster Point Boulevard, Suite 415
South San Francisco, CA 94080-1932
Attention: Treasurer
Telecopier No. (650) 589-4010
Telephone No.: (650) 589-9445

with copies to:

Kirkland & Ellis LLP
Aon Center
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Geoffrey A. Richards, Esq.
Telecopier No.: (312) 861-2200
Telephone No.: (312) 861-2131

Attention: Maureen Sweeney, Esq.
Telecopier No.: (312) 861-2200
Telephone No.: (312) 861-2190

I-2

ANNEX J (from Annex A - Commitments definition)

to

CREDIT AGREEMENT

Lender(s)

Revolving Loan Commitment (including a Swing Line Commitment of $20,000,000):	GENERAL ELECTRIC CAPITAL CORPORATION

$110,400,000

First Funded Revolving Loan Commitment:

$4,600,000

Revolving Loan Commitment	CONGRESS FINANCIAL CORPORATION (WESTERN)

$48,000,000

First Funded Revolving Loan Commitment:

$2,000,000

Revolving Loan Commitment	JPMORGAN CHASE BANK

$19,200,000

First Funded Revolving Loan Commitment:

$800,000

Revolving Loan Commitment	BANK OF AMERICA, N.A.

$19,200,000

First Funded Revolving Loan Commitment:

$800,000

Revolving Loan Commitment	WELLS FARGO FOOTHILL, LLC

$19,200,000

J-1

First Funded Revolving Loan Commitment:
$800,000

Revolving Loan Commitment	THE CIT GROUP/BUSINESS CREDIT INC.

$14,400,000

First Funded Revolving Loan Commitment:

$600,000

Revolving Loan Commitment	SANKATY HIGH YIELD PARTNERS II, L.P.

$4,800,000

First Funded Revolving Loan Commitment:

$200,000

Revolving Loan Commitment	PROSPECT FUNDING I, LLC

$4,800,000

First Funded Revolving Loan Commitment:

$200,000

J-2

Exhibit G

Existing Letters of Credit

The following letters of credit issued by JPMorgan Chase Bank:

Letter of credit no. P203003 in an amount of $3,845,818.00.

Letter of credit no. P269131 in an amount of $55,177.00.

Letter of credit no. P226559 in an amount of $600,000.